SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SYNAGEVA BIOPHARMA CORP.

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Lexington, MA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 6, 2013

Dear Stockholder:

You are cordially invited to attend Synageva’s Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, June 6, 2013 at 4:30 p.m., local time, at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036. We are asking stockholders:

(1)	To elect 8 directors to Synageva’s Board of Directors, constituting the entire Board of Directors, to serve for the ensuing year.

(2)	To consider a non-binding advisory vote on compensation paid to Synageva’s named executive officers.

(3)	To consider a non-binding advisory vote on the frequency of future advisory votes on executive compensation.

(4)	To approve an amendment to Synageva’s 2005 Stock Plan, which increases the number of shares of common stock available for issuance under the plan by 1.5 million shares (subject to adjustment in the event of stock splits and other similar events).

(5)	To ratify the appointment of PricewaterhouseCoopers LLP as Synageva’s independent registered public accounting firm.

(6)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on April 12, 2013 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, please vote by mail, by phone or on the Internet at your earliest convenience so that your shares may be represented at the Annual Meeting and to ensure a quorum.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on June 6, 2013.

This Proxy Statement and our 2012 Annual Report are available at

www.synageva.com

Sanj K. Patel

President and Chief Executive Officer

Lexington, Massachusetts

April 22, 2013

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement and form of proxy are furnished to the holders of Synageva common stock, par value $0.001 per share, in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 6, 2013 at 4:30 p.m., local time, at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the Annual Meeting.

All references in this Proxy Statement to “Synageva,” the “Company,” “we,” “us” and “our” refer to Synageva BioPharma Corp. (formerly known as Trimeris, Inc.) and its consolidated subsidiaries for periods after the closing of the reverse merger with Trimeris, Inc. (“Trimeris”) and Synageva BioPharma, Inc. (“Private Synageva”), a privately-held Delaware corporation (the “Merger”), on November 2, 2011, and to Private Synageva and its consolidated subsidiaries for periods prior to the closing of the Merger, unless the context requires otherwise. The mailing address of our principal executive offices is Synageva BioPharma Corp., 128 Spring St., Suite 520, Lexington, MA 02421. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of shares and will reimburse them for their expenses in so doing. Proxies may be solicited, without extra compensation, by officers, agents and employees of Synageva who may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile, email or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by us. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option of doing so. If any special employees or solicitors are retained, we will bear the expense of such retention.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before such proxies are voted at the Annual Meeting by filing a written notice of revocation with the Secretary of Synageva, by mailing a duly executed proxy bearing a later date, by voting by phone or the internet prior to the cut-off date described on the enclosed proxy, or by voting in person at the Annual Meeting. Shares of our common stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If a proxy card is signed and returned without any specifications, your shares will be voted in the manner recommended by our Board of Directors.

Record Date

The record date for voting is April 12, 2013. Only stockholders of record at the close of business on April 12, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment of the Annual Meeting. On April 12, 2013, there were 27,264,039 shares of our common stock outstanding. Each share is entitled to one vote on each of the matters to be presented at the Annual Meeting. This Proxy Statement was sent to stockholders of record on approximately April 22, 2013.

Quorum and Required Vote

The holders of a majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. “Broker non-votes” are shares held by brokers or nominees that are present in person or represented by proxy, but not voted on a particular matter because (1) instructions have not been received from the beneficial owner and (2) the brokers do not have discretionary voting authority to vote on such matter. A broker may not vote on “non-routine” matters without receiving specific voting instructions from the beneficial owner.

Broker discretionary voting. If shares are held by a broker, the broker will ask the beneficial owner for instructions to vote the shares. If instructions are provided, the broker must vote the shares as directed. If instructions are not provided, the broker’s ability to vote the shares depends on the proposal. At the Annual Meeting and any and all adjournments thereof, brokers may submit a vote on the ratification of the appointment of the independent registered accounting firm even if it does not receive instructions from the beneficial owner. For all other proposals, the broker may not vote unless the broker receives specific instructions from the beneficial owner. We urge each stockholder to provide instructions to its broker so that its votes may be counted on these important matters.

Proposal No. 1: Election of Directors. For the election of directors, you may either vote “for” a director or “withhold” your vote for such director. The affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy is required for the election of each of the nominees. Broker non-votes will have no effect on the voting outcome with respect to the election of directors.

Proposal No. 2: Advisory Vote on the Compensation of Synageva’s Named Executive Officers. For the advisory vote to approve named executive officer compensation, you may either vote “for,” “against” or “abstain.” Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our executive compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

Proposal No. 3: Advisory Vote on the Frequency of an Advisory Vote on the Compensation of Synageva’s Named Executive Officers. You may either vote for a frequency of “one year,” “two years” or “three years.” Stockholders may also abstain from voting on this proposal. Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. Our Board of Directors has recommended an annual vote. However, if another frequency receives more votes, our Board of Directors will take that fact into account when making its decision on how often to hold executive compensation advisory votes in the future. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

Proposal No. 4: Amendment to 2005 Stock Plan. For the proposal to amend the 2005 Stock Plan, you may either vote “for,” “against” or “abstain.” The affirmative vote of a majority of the of the shares of common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy is required to approve Proposal No. 4. Abstentions will be treated as a vote “against” the proposed amendment. Broker non-votes will not affect the voting outcome with respect to the amendment.

Proposal No. 5: Ratification of Synageva’s Independent Registered Public Accounting Firm. For the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Synageva’s independent registered public accounting firm, you may either vote “for,” “against” or “abstain.” The affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy, is required to approve Proposal No. 5. Abstentions will have the same effect as votes against Proposal No. 5. The approval of Proposal No. 5 is considered to be routine and a broker or other nominee is generally empowered to vote on such routine proposals. Consequently, it is unlikely that any broker non-votes will result.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of April 12, 2013 (except as otherwise noted) regarding the beneficial ownership (as defined by the Securities and Exchange Commission, or SEC) of our common stock of: (i) each person known by us to own beneficially more than 5% of our outstanding common stock; (ii) each named executive officer listed in the Summary Compensation Table below (iii) each director; (iv) all directors, and executive officers of Synageva as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Shares of Common Stock
5% Stockholders
Baker Bros. Advisors LLC(3) 667 Madison Avenue, 21st Floor New York, NY 10065	9,223,182	33.83%
FMR LLC(4) 82 Devonshire Street Boston, Massachusetts 02109	3,463,008	12.70%
Capital Research Global Investors(5) 333 South Hope Street, 55th Floor Los Angeles, California 90071-1447	2,673,972	9.81%
Columbia Wanger Asset Management, LLC(6) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,660,214	6.09%

Named Executive Officers and Directors:
Felix J. Baker(7)	9,403,935	34.44%
Stephen R. Biggar(8)	14,893	*
Carsten Boess(9)	22,092	*
Stephen R. Davis(10)	30,791	*
Mark Goldberg(11)	46,201	*
Thomas R. Malley(12)	68,241	*
Sanj K. Patel(13)	299,204	1.09%
Barry Quart(14)	30,041	*
Anthony G. Quinn(15)	94,160	*
Thomas J. Tisch(16)	756,578	2.78%
Glen Williams	—	*
Peter Wirth(17)	4,583	*

All executive officers and directors as a group (12 persons)(18)	10,770,719	38.67%

(1)	Unless otherwise indicated, the address of all persons is 128 Spring St., Suite 520, Lexington, MA 02421.
(2)	To our knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.
(3)	These figures are based upon information set forth in the Schedule 13D/A filed January 10, 2013. Baker Bros. beneficially owns 9,223,182 shares of Synageva common stock through the following entities: Baker/Tisch Investments, L.P.; Baker Bros. Investments, L.P.; Baker Bros. Investments II, L.P., 667, L.P.; 14159, L.P. ; Baker Biotech Fund II (A), L.P.; and Baker Brothers Life Sciences, L.P.
(4)	These figures are based upon information set forth in the Schedule 13G/A filed February 14, 2013. FMR LLC has sole voting power with respect to 27,029 of the shares listed and sole dispositive power with respect to 3,463,008 of the shares listed.

(5)	These figures are based upon information set forth in the Schedule 13G/A filed February 13, 2013. Capital Research Global Investors has sole voting power with respect to 2,673,972 of the shares listed and sole dispositive power with respect to 2,673,972 of the shares listed.
(6)	These figures are based upon information set forth in the Schedule 13G filed February 13, 2013. Columbia Wanger Asset Management, LLC has sole voting power with respect to 1,505,000 of the shares listed and sole dispositive power with respect to 1,660,214 of the shares listed.
(7)	Includes 36,791 shares of common stock which may be acquired by Dr. Baker upon the exercise of options that are exercisable within 60 days of April 12, 2013. Dr. Felix Baker has shared voting and investment power over the 9,223,182 shares of Synageva stock owned by Baker Bros. and has shared voting and investment power over 143,462 shares of Synageva stock owned by FBB Associates. Dr. Felix Baker disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein.
(8)	Includes 14,791 shares of common stock which may be acquired by Dr. Biggar upon the exercise of options that are exercisable within 60 days of April 12, 2013. Excludes shares beneficially owned by Baker Bros. Advisors LLC, as to which Dr. Biggar disclaims beneficial ownership.
(9)	Includes 22,092 shares of common stock which may be acquired by Mr. Boess upon the exercise of options that are exercisable within 60 days of April 12, 2013.
(10)	Includes 30,791 shares of common stock which may be acquired by Mr. Davis upon the exercise of options that are exercisable within 60 days of April 12, 2013.
(11)	Includes 46,201 shares of common stock which may be acquired by Dr. Goldberg upon the exercise of options that are exercisable within 60 days of April 12, 2013.
(12)	Includes 21,340 shares of common stock which may be acquired by Mr. Malley upon the exercise of options that are exercisable within 60 days of April 12, 2013.
(13)	Includes 297,887 shares of common stock which may be acquired by Mr. Patel upon the exercise of options that are exercisable within 60 days of April 12, 2013.
(14)	Includes 30,041 shares of common stock which may be acquired by Dr. Quart upon the exercise of options that are exercisable within 60 days of April 12, 2013.
(15)	Includes 79,125 shares of common stock which may be acquired by Dr. Quinn upon the exercise of options that are exercisable within 60 days of April 12, 2013.
(16)	Includes 4,583 shares of common stock which may be acquired by Mr. Tisch upon the exercise of options that are exercisable within 60 days of April 12, 2013. Does not include shares owned by Mr. Tisch’s family members, as to which Thomas J. Tisch disclaims beneficial ownership.
(17)	Includes 4,583 shares of common stock which may be acquired by Mr. Wirth upon the exercise of options that are exercisable within 60 days of April 12, 2013.
(18)	Includes 588,225 shares of common stock which may be acquired by all directors and executive officers upon the exercise of options that are exercisable within 60 days of April 12, 2013.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Eight directors have been nominated for election at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. In the event any of the nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for such other candidate, if any, who is nominated by the Board of Directors to replace the nominee. All nominees have consented to be named in the Proxy Statement and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Directors will be elected by a majority of the votes cast by the stockholders entitled to vote on the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF SYNAGEVA AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” EACH NOMINEE.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Below please find information about the nominees for directors:

Nominees

Name	Age	Year First Became Director of the Company*	Position
Sanj K. Patel (4)	43	2011	President, Chief Executive Officer, Director

Felix J. Baker, Ph.D. (2)(3)	44	2004	Chairman of the Board of Directors

Stephen R. Biggar, M.D., Ph.D. (3)	42	2011	Director

Stephen R. Davis (1)(2)	52	2007	Director

Thomas R. Malley (1)(3)	44	2011	Director

Barry Quart, Pharm.D.	56	2007	Director

Thomas J. Tisch	58	2012	Director

Peter Wirth (1)(2)	62	2012	Director

*	For purposes of this column, the “Company” refers to the Company, together with Trimeris, but excluding Private Synageva. Prior to the Merger, the following persons served as directors of Private Synageva beginning in the year indicated: Mr. Patel (2008), Dr. Baker (2000), Dr. Biggar (2004), and Mr. Malley (2006).
(1)	Member of our Audit Committee of the Board of Directors.
(2)	Member of our Compensation Committee of the Board of Directors.
(3)	Member of our Nominating and Corporate Governance Committee of the Board of Directors.
(4)	Executive Officer, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

Each director nominee, if elected, will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Mr. Patel is a party to an employment agreement with us. For the purposes of these biographies, the “Company” means the Company together with Trimeris.

Sanj K. Patel has served as President, Chief Executive Officer and a director of the Company since the Merger closed on November 2, 2011, and prior to that time served as President and Chief Executive Officer and a director of Private Synageva since June 2008. He created the vision and strategy for Synageva, launching its focus on rare diseases and raising more than $400 million in capital, including taking Private Synageva public on the NASDAQ Global Market as a result of the Merger. Mr. Patel has more than 20 years of experience in the pharmaceutical and biotech industries and brings a combination of scientific, clinical operations and business skills to Synageva. He joined Private Synageva from Genzyme Corporation (1999-2008) where most recently he was the head of U.S. Sales, Marketing and Commercial Operations for Genzyme Therapeutics’ Lysosomal Storage Disorder franchise and led the U.S. launch of Myozyme in addition to sales and marketing responsibility for Cerezyme, Fabrazyme and Aldurazyme. Previously, he held several cross-functional senior leadership roles at Genzyme, including Vice President, Clinical Research and Head of the Global Clinical Research Operations Council. He was responsible for clinical operations and development for all cross-business Genzyme products and was instrumental in the path to commercialization for several treatments. Notably, he led the Fabrazyme clinical operations team and development program for U.S. Food and Drug Administration approval in April 2003. Prior to Genzyme, Mr. Patel held roles in clinical research and commercial development with increasing levels of responsibility at Burroughs Wellcome, Hoechst Marrion Roussel and Fujisawa Pharmaceuticals. He obtained his BSc with Honors in Pure and Applied Biology (Biotechnology) from the University of the South Bank, London. He completed his post-graduate management and business degree, and doctorate level research program in clinical pharmacology, at Ealing College, London, King’s College and the Wellcome Foundation, respectively. Mr. Patel’s extensive healthcare industry leadership experience combined with his specific expertise in the development and commercialization of rare disease treatments benefit the Board of Directors.

Felix J. Baker, Ph.D. has served as a director of the Company since April 2004 and currently serves as Chairman of the Board of Directors. Previously, Dr. Baker was a director of Private Synageva from October 2000 until the Merger and Chairman of the Board of Directors of Private Synageva from 2003 until the Merger. Dr. Baker is a Managing Member of Baker Bros. Advisors, LLC, which he and his brother, Mr. Julian Baker, founded in 2000. Dr. Baker’s firm manages Baker Brothers Investments, a family of long-term investment funds for major university endowments and foundations, which are focused on publicly-traded life sciences companies. Dr. Baker’s career as a fund manager began in 1994 when he co-founded a biotechnology investing partnership with Thomas J. Tisch and other members of the Tisch family. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school. In addition to Synageva, Dr. Baker is a director of Genomic Health, Inc. and Seattle Genetics, Inc., both publicly traded biotechnology companies. Dr. Baker was previously a director of AnorMED Inc., Ardea Bioscience, Inc., Conjuchem Inc. and Neurogen Corporation, which were publicly traded companies during Dr. Baker’s service. Dr. Baker is a highly experienced director who has served on the board of directors of several public and private biopharmaceutical corporations, which contributes to the knowledge base and oversight of the Board of Directors.

Stephen R. Biggar, M.D., Ph.D. has served as a director of the Company since the Merger closed on November 2, 2011, and prior to that time served as a director of Private Synageva from May 2004. Since October 2006, Dr. Biggar has served as a Partner at Baker Brothers Investments, a family of long-term investment funds for major university endowments and foundations, which are focused on publicly-traded life sciences companies. From April 2002 to October 2006 he served as Principal with Baker Brothers Investments which he had joined as an Associate in April 2000. Prior to joining Baker Brothers, Dr. Biggar received an M.D. and a Ph.D. in Immunology from Stanford University and received a B.S. degree in Genetics from the University of Rochester. Dr. Biggar also serves as a director for ACADIA Pharmaceuticals Inc., a publicly-traded biotechnology company. Dr. Biggar’s experience with life science investments and his medical and scientific training enhances the composition of the Board of Directors.

Stephen R. Davis has served as a director of the Company since June 2007. From April 2010 until December 2012, Mr. Davis was the Chief Operating Officer of Ardea Biosciences, Inc. Prior to joining Ardea, Mr. Davis served as President and Chief Executive Officer of Neurogen Corporation, which was acquired by Ligand Pharmaceuticals in December 2009. Prior to becoming Chief Executive Officer in February 2008,

Mr. Davis served as Neurogen’s Chief Operating Officer beginning in April 2005 and Executive Vice President and Chief Business Officer from September 2001 through April 2005. Mr. Davis was also a director of Neurogen until December 2009. Mr. Davis joined Neurogen in 1994 as Vice President of Finance and Chief Financial Officer. Since July 2012 and from 2010 to 2011 Mr. Davis served on the Board of Directors of A.P. Pharma. A.P. Pharma is, and Neurogen prior to its acquisition by Ligand was, a publicly-traded company. From 1990 through June 1994, Mr. Davis was a corporate and securities attorney at Milbank, Tweed, Hadley& McCloy LLP. Previously, Mr. Davis practiced as a Certified Public Accountant with Arthur Andersen & Co. Mr. Davis received his B.S. in Accounting from Southern Nazarene University and a J.D. from Vanderbilt University. Mr. Davis has extensive knowledge of the Company’s industry, as evidenced by his professional background. The Board of Directors benefits from Mr. Davis’ experience in several senior positions at biopharmaceutical corporations and particular expertise in corporate finance.

Thomas R. Malley has served as a director of the Company since the Merger closed on November 2, 2011, and prior to that time had served as a director of Private Synageva from October 2006. Since May 2007, Mr. Malley has served as President of Mossrock Capital, LLC, a private investment firm. From December 1998 to May 2007, Mr. Malley served with Janus Mutual Funds, including as Vice President and Portfolio Manager for the Janus Global Life Sciences Fund. From April 1991 to December 1998, Mr. Malley served as an equity analyst for Janus Mutual Funds. Mr. Malley previously served as a director of Cougar Biotechnology, Inc. from 2007 to 2009, which was a publicly-traded company until Johnson & Johnson acquired the company in 2009. Mr. Malley is also a director of Puma Biotechnology, Inc. and OvaScience, Inc., both publicly traded biotechnology companies. Mr. Malley holds a B.S. in Biology from Stanford University. Mr. Malley’s industry and investment experience benefits the Board of Directors.

Barry Quart, Pharm.D. has served as a director of the Company since June 2007. Since December 2006, Dr. Quart has served as President and Chief Executive Officer of Ardea Biosciences, Inc., a publicly-traded biotechnology company. He has also been a director of Ardea since December 2006. In 2012, Dr. Quart became a director of AP Pharma, Inc., a publicly traded biotechnology company. From 2002 until December 2006, Dr. Quart was President of Napo Pharmaceuticals, Inc. Dr. Quart was also a director of Napo from April 2002 to December 2006. Prior to Napo, Dr. Quart was Senior Vice President, Pfizer Global Research and Development and the Director of Pfizer’s La Jolla Laboratories. Prior to Pfizer’s acquisition of the Warner-Lambert Company, Dr. Quart was President of Research and Development at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company, since 1999. Prior to joining Agouron in 1993, Dr. Quart spent over 10 years at Bristol-Myers Squibb in both Clinical Research and Regulatory Affairs. Dr. Quart holds a Pharm.D. from the University of California, San Francisco. Dr. Quart has extensive knowledge of the Company’s industry, as evidenced by his experience in the biotechnology and pharmaceuticals industries. The Board of Directors benefits from Dr. Quart’s broad experience in senior management roles, as well as his experience as a director of several biopharmaceutical corporations.

Thomas J. Tisch has served as a director of the Company since June 2012. Mr. Tisch has served as the Managing Partner of Four Partners, a private investment firm, since 1992. He has served as the Chancellor of Brown University since July 2007, and he is also a trustee of New York University Medical Center and a director of Sears Holding Corporation, a publicly-traded company. Mr. Tisch brings financial and general business expertise to the Board of Directors from his position at a private investment firm.

Peter Wirth has served as a director of the Company since June 2012. Mr. Wirth is Chairman of the Board of Forma Therapeutics Holdings, LLC, a cancer drug discovery company. During 2012, Mr. Wirth was an Advanced Leadership Fellow at Harvard University. From January 1996 through May 2011, Mr. Wirth was a senior executive at Genzyme Corporation, most recently Executive Vice President, Legal and Corporate Development, Chief Risk Officer and Corporate Secretary. His responsibilities included oversight of the corporate development and legal departments, and management of the company’s enterprise risk management activities. Prior to joining Genzyme, Mr. Wirth was a partner at Palmer & Dodge, a Boston law firm, where he was head of the firm’s biotechnology practice group and served as Genzyme’s outside general counsel since

1982. Mr. Wirth received his B.A. from the University of Wisconsin-Madison in 1972 and his J.D. from Harvard Law School in 1975. Mr. Wirth is also president and a director of Lysosomal Therapeutics, Inc., a private neurodegeneration company. Mr. Wirth brings financial, legal and extensive knowledge of the company’s industry which will benefit the Board of Directors.

Executive Officers

The following is certain biographical information for the executive officers currently employed by the Company who are not discussed above:

Name	Age	Title
Carsten Boess	46	Senior Vice President, Chief Financial Officer
Anthony G. Quinn, M.D., Ph.D.	51	Senior Vice President, Chief Medical Officer
Mark Goldberg, M.D.	58	Senior Vice President, Medical and Regulatory Affairs
Glen Williams	55	Senior Vice President, Global Technical Operations

Carsten Boess has served the Company as Senior Vice President and Chief Financial Officer since the Merger closed on November 2, 2011 and prior to that time served Private Synageva in such capacity from May 2011. Mr. Boess is responsible for leading our financial and strategic operations. He has more than 20 years of financial operations and management experience in the life sciences industry with diversified experience across a broad field of areas both in the U.S. and internationally. Prior to joining Private Synageva, Mr. Boess served in the roles of Chief Financial Officer and Vice President, International of Insulet Corporation, respectively (June 2006-2011) and has also served in the following capacities: Chief Financial Officer of Alexion Pharmaceuticals, Inc., Executive Vice President of Finance for Serono, Inc. and Vice President Finance, International Operations, Novo Nordisk. Mr. Boess has significant international experience having served as head of finance of companies in the U.S., Denmark, China, Switzerland, and France. He also headed the expansion of Insulet’s business internationally in the role of Vice President, International. Mr. Boess earned a Bachelor’s and Master’s degree in economics and finance from the University of Odense, Denmark.

Anthony G. Quinn, MBChB (M.D.), Ph.D., FRCP has served the Company as Senior Vice President and Chief Medical Officer since the Merger closed on November 2, 2011 and prior to that time served Private Synageva in such capacity from August 2009. He joined Private Synageva from Roche where, from September 2004 until joining Private Synageva, he was Vice President and Global Head of Clinical Research & Exploratory Development for Inflammation. While at Roche, Dr. Quinn managed programs in rheumatology and respiratory indications in exploratory development, and biomarker and translational medicine activities in the late clinical and registration phase for MabThera®/Rituxan®, Actemra® and Ocrelizumab. Dr. Quinn joined Roche in 2005 to build the translational medicine and exploratory development capabilities at the site across a broad range of therapeutic areas including central nervous system, virology and inflammation. Prior to joining Roche he was Director of Experimental Medicine at AstraZeneca, Charnwood in the UK, and before that he was Professor of Dermatology at Barts & The London School of Medicine, London, England. He has authored or co-authored more than 50 peer-reviewed journal articles, book chapters, reviews and editorials, predominantly on Hedgehog signaling and the molecular biology of non-melanoma skin cancer. He received his Bachelor of Medical Science with First class honors and his MBChB (M.D.) with commendation from the University of Dundee, UK. Dr. Quinn trained in internal medicine, dermatology and molecular biology at the University of Newcastle upon Tyne where he received his Ph.D. He completed a postdoctoral fellowship at University of California, San Francisco, and is a fellow of the Royal College of Physicians London.

Mark Goldberg, M.D. has served the Company as Senior Vice President of Medical and Regulatory Affairs since the Merger closed on November 2, 2011 and prior to that time served Private Synageva in such capacity from September 2011. Dr. Goldberg joined Synageva from Genzyme Corporation, where he most recently served as Senior Vice President, Clinical Development and Global Therapeutic Group Head, Oncology and Personalized Genetic Health. While at Genzyme, he played a central role in the development and approval of some of the benchmark therapies for rare diseases, including Fabrazyme®, Aldurazyme®, Myozyme® and Lumizyme®. Prior to working at Genzyme, he was a full time staff physician at Brigham and Women’s Hospital and Dana Farber Cancer Institute, where he still holds appointments. He is also a Clinical Associate Professor of Medicine at Harvard Medical School. Dr. Goldberg is a board-certified medical oncologist and hematologist and has more than 50 published papers. Reporting directly to Sanj Patel and working very closely with Dr. Anthony Quinn, Synageva’s Chief Medical Officer, Dr. Goldberg is responsible for product development, medical and regulatory affairs and ensuring the successful progress and advancement of pipeline programs. Dr. Goldberg received his AB (magna cum laude) from Harvard College and his MD (cum laude) from Harvard Medical School. Since November 2011, Dr. Goldberg has been a director of ImmunoGen, Inc. where he serves on the governance and nominating committee. He was also a director for Private Synageva from 2008 to September 2011.

Glen Williams has served the Company as Senior Vice President of Global Technical Operations since September 2012. Mr. Williams is responsible for our global supply chain, including oversight of the Manufacturing and Quality organizations. He has over 25 years of industry experience, most recently as Chief Operating Officer for Caliber Biotherapeutics from June 2011 to August 2012. Mr. Williams was previously Senior Vice President of Technical Operations for Biolex Therapeutics, from 2005 until 2011, focusing on the development of human therapeutic proteins through the use of a high level plant system for therapeutic protein production. Prior to joining Biolex, Mr. Williams was the Vice President of Manufacturing and General Manager for Biogen Idec’s Research Triangle Park facilities where he was responsible for site-wide manufacturing operations for new and marketed recombinant therapeutic proteins. In his 10 years with Biogen Idec, Mr. Williams built and successfully licensed two biopharmaceutical production facilities with multiple regulatory authority approvals in addition to launching three commercial biopharmaceutical products, two of which exceeded one billion dollars in annual revenues. In addition to managing major GMP biomanufacturing and supply chain operations, he has an extensive background in the design, construction, startup and licensing of new biopharmaceutical production facilities. Mr. Williams received his MBA from Central Michigan University and his BS in Mechanical Engineering from The Ohio State University.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the full Board of Directors and through committees, consisting of standing audit, compensation and nominating and corporate governance committees. In addition to the standing committees, the Board of Directors from time to time establishes special purpose committees.

During the fiscal year ended December 31, 2012, Synageva’s Board of Directors held six meetings, the audit committee held five meetings, the compensation committee held nine meetings and the nominating and corporate governance committee held two meetings. No director attended less than 75% of the aggregate of the total number board meetings held during such director’s term or the total number of meetings of the committees on which such director served during such director’s term. Although the Board of Directors has no formal policy regarding the attendance of its members at the Annual Meeting, it has been the practice of the Board of Directors to hold a meeting on the same date as our annual meetings of stockholders to encourage all directors to attend the annual meeting. Except for Mr. Tisch, all of our then-serving directors attended the 2012 annual meeting.

The Board of Directors has determined that seven of its eight current members (Drs. Baker, Biggar, and Quart and Messrs. Davis, Malley, Tisch and Wirth) are “independent directors” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. During all of the regularly scheduled meetings, the Board of Directors met in executive session where only the independent directors were present without any members of Synageva’s management. Neither we nor any of our subsidiaries are party to any material proceedings to which any of our directors, officers, affiliates, 5% or more stockholders, or any of their respective associates are a party. We do not believe that any of our directors, officers, affiliates, 5% or more stockholders, or any of their respective associates are adverse to us or any of our subsidiaries or have a material interest that is adverse to us or any of our subsidiaries.

Audit Committee

In August 2005, the Board of Directors established a separately designated standing Audit Committee to review the internal accounting procedures of Synageva, consult with our independent registered public accounting firm and review the services provided by the independent registered public accounting firm. The Audit Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. A copy of the Audit Committee charter is available on our website at: http://ir.synageva.com. Messrs. Davis, Malley and Wirth are the current members of the Audit Committee. Mr. Malley serves as chairman. The Board of Directors has determined that each member of the Audit Committee is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. Our Board of Directors has also determined that Mr. Malley and Mr. Davis are “audit committee financial experts” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations.

Compensation Committee

In June 2004, the Board of Directors established a Compensation Committee. The Compensation Committee reviews compensation practices, determines and approves compensation of the chief executive officer and all other executive officers, and administers our equity compensation and incentive plans. Mr. Patel provides recommendations for salary changes, individual components of annual incentive cash bonus awards and equity awards for each of our named executive officers other than himself. These recommendations are presented to, reviewed by, modified or accepted by, our Compensation Committee and recommended for full Board approval. The Compensation Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Compensation Committee. A copy of the Compensation Committee charter is available on our website at: http://ir.synageva.com. Dr. Baker, Mr. Davis and Mr. Wirth are the current members of the Compensation Committee. Dr. Baker serves as chairman. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations.

Nominating and Corporate Governance Committee

The Board of Directors established the Nominating and Corporate Governance Committee to provide leadership and guidance to Synageva, review and recommend new directors to the Board of Directors, establish the necessary committees of the Board of Directors to provide oversight to Synageva, and make recommendations regarding committee membership. The Nominating and Corporate Governance Committee adopted a charter in 2012, which is available on our website at: http://ir.synageva.com. Dr. Baker, Dr. Biggar and Mr. Malley are the current members of the Nominating and Corporate Governance Committee. Dr. Baker serves as chairman. The Board of Directors has determined that each member is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards.

CORPORATE GOVERNANCE

Process for Selecting Nominees and Stockholder Nominations

It is the policy of the Nominating and Corporate Governance Committee to consider candidates for the Board of Directors recommended by Nominating and Corporate Governance Committee members and other members of the Board of Directors, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend a person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Synageva BioPharma Corp., 128 Spring St., Suite 520, Lexington, MA 02421, Attention: Secretary. Recommendations must be received by December 17, 2013 to be considered for the 2014 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our common stock beneficially owned by the recommending stockholder, a statement from the recommended nominee that expresses his or her intent to serve on the Board of Directors if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination. The evaluation process for nominees recommended by stockholders is the same as for candidates recommended by any other source.

Board of Directors Diversity

We recognize that diversity enhances the overall effectiveness of the Board of Directors by ensuring that different perspectives, skills and experiences are presented to directors and to management. The Nominating and Corporate Governance Committee considers diversity, including gender, ethnic background, country of citizenship and professional experience, and recommending, as necessary, measures that contribute to a Board of Directors that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise. The Nominating and Corporate Governance Committee reviews Board of Directors composition on an annual basis to ensure that the Board of Directors reflects the knowledge, experience, skills, expertise and diversity required for the Board of Directors to fulfill its duties.

Director Qualifications

The Board of Directors seeks independent directors who represent a range of viewpoints, backgrounds, skills, experience and expertise. Members of the Board of Directors should possess the attributes necessary to be an effective director, including the following: personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, teamwork and a commitment to the long-term interests of Synageva and its stockholders. In evaluating candidates, the Nominating and Corporate Governance Committee also considers potential conflicts of interest, diversity, the requirement to maintain a Board of Directors that is composed of a majority of independent directors, and the extent to which a candidate would fill a present or anticipated need. In any particular situation, the Nominating and Corporate Governance Committee may focus on individuals possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board of Directors.

Board Leadership Structure

Synageva separates the positions of Chairman and CEO. The Board of Directors believes that an independent chairman enables it to more effectively and objectively monitor the performance of Synageva, the CEO and management. By separating the positions, the Board of Directors believes that Mr. Patel may devote his attention to Synageva’s day-to-day operations and strategy while Dr. Baker can take responsibility for leading the Board of Directors.

Board of Directors’ Role in Risk Oversight

The Board of Directors is responsible for overseeing Synageva’s risk management processes. The full Board of Directors performs a periodic risk assessment with management to review the primary risks facing Synageva and to manage the activities of Synageva in identifying and mitigating such risks. Management identifies risks in multiple areas, including compliance, financial, strategic, political and operational risks, and on a regular basis the Board of Directors reviews together with management. The Board of Directors recognizes that Synageva is subject to both internal and external risks, within and outside its control, and that management and the Board of Directors should regularly seek to identify those risks and mitigate to the extent possible. As part of the risk management process and consistent with its standing oversight role, each committee of the Board of Directors considers the risks within its areas of responsibility and assists the full Board of Directors in its oversight of the risk management process. In reviewing Synageva’s compensation programs, Synageva reviews whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Synageva.

Stockholder Communications with the Board of Directors

Our Board of Directors has provided a process for stockholders to send it communications . Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board of Directors, c/o Synageva BioPharma Corp., 128 Spring St., Suite 520, Lexington, MA 02421, Attention: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of Synageva common stock beneficially owned by the stockholder.

The Secretary will (i) monitor communications from stockholders and (ii) provide copies or summaries of such communications to the Board of Directors, or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications. The Board of Directors will give appropriate attention to written communications on such issues and will respond as appropriate.

Code of Ethics

We adopted the Synageva BioPharma Corp. Code of Business Conduct and Ethics that applies to directors, officers and employees of Synageva and its subsidiaries and complies with the applicable SEC rules and regulations and the NASDAQ Stock Market Listing Standards. Our code of ethics is located on our website at: http://ir.synageva.com. Amendments or waivers to our code of ethics will be promptly disclosed on our website and as required by applicable laws, rules and regulations of the SEC and NASDAQ.

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Nominating and Corporate Governance Committee has adopted Corporate Governance Guidelines and relies on the guidelines to provide that framework. The guidelines are not absolute rules, and can be modified to reflect changes in Synageva’s organization or business environment. The Nominating and Corporate Governance Committee periodically review the guidelines and if necessary, modifies the guidelines to reflect current good governance practices and policies. Synageva’s Corporate Governance Guidelines are located on our website at: http://ir.synageva.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and persons who beneficially own more than 10% of our common stock, to file initial reports of beneficial ownership of our stock and reports of changes in beneficial ownership of our stock with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2012 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis section discusses our executive officer compensation program and the decisions made with respect to 2012 compensation for our executive officers identified in the Summary Compensation Table (referred to as our named executive officers). Our named executive officers for 2012 were:

Name	Position
Sanj K. Patel	President and Chief Executive Officer
Carsten Boess	Senior Vice President, Chief Financial Officer
Anthony G. Quinn	Senior Vice President, Chief Medical Officer
Mark Goldberg	Senior Vice President, Medical and Regulatory Affairs
Glen Williams	Senior Vice President, Global Technical Operations and Quality

The material elements of 2012 compensation paid to our named executive officers includes:

•	base salaries;

•	annual cash incentive bonuses, which were paid in December 2012;

•	long-term equity-incentive awards (LTIs), which were granted in June 2012; and

•	special bonuses.

Relationship Between 2012 Company Performance and Compensation Decisions

The compensation of our executive officers for 2012 is based on the performance of the Company and our individual executives during the year. It is also consistent with our compensation objectives — to focus our officers on the achievement of key business objectives and to align their interests with those of our stockholders. The key corporate objectives applicable to our executive officers for 2012 and the key corporate accomplishments considered in the determination of executive compensation by the Compensation Committee for each objective were as follows:

Advancement of Synageva’s Lead Program, Sebelipase Alfa

In 2012, we successfully achieved multiple important product development milestones. This success enables us to develop our lead program, sebelipase alfa, and our product pipeline to pursue our strategy focused on the discovery, development and commercialization of therapeutic products for patients with life-threatening rare diseases and unmet medical needs.

•	Sebelipase alfa demonstrated meaningful clinical results:

•

Completion of the four-week portion of the Phase 1/2 trial in adults with late-onset LAL Deficiency. Sebelipase alfa was well tolerated and demonstrated clinical activity consistent with its intended mechanism of action.

•

Data from the Phase 1/2 extension study demonstrated sebelipase alfa’s ability to correct a broad range of abnormalities associated with LAL Deficiency. These include evidence of a reduction in liver damage as measured by sustained reductions of transaminases in conjunction with improvements in patients’ abnormal lipid profiles. These improvements were often accompanied by reduced liver volume towards the normal range and improvements in abnormal fat accumulations in the liver. Sebelipase alfa was generally well-tolerated with mostly mild adverse events that were considered unrelated to the drug.

•

We are currently enrolling infants with early onset LAL Deficiency, or Wolman disease, in a Phase 2/3 open-label trial with sebelipase alfa. One child, who as an infant presented with growth failure, anemia and progressively increasing serum transaminases prior to beginning treatment, received weekly infusions of sebelipase alfa since April 2011 and continues on treatment. The infant tolerated the treatment well and continues to exhibit excellent development process.

•

We added operational capabilities to support sebelipase alfa. This included production of Phase 3 manufacturing drug supply and the initiation of global clinical trial sites to prepare for initial patient enrollment of a global Phase 3 randomized, double-blind, placebo-controlled trial of sebelipase alfa in children and adults with the late onset form of LAL Deficiency. We announced dosing of the first patient for this trial in February 2013. In 2012, we also completed the Phase 3 ARISE study protocol and trial design.

•

We expanded our commercial infrastructure to assist finding new patients. This included expanding operations into Japan, Germany, France, Turkey, Poland and Latin America. We also implemented our dry blood spot assay in additional labs to facilitate easier diagnosis of new patients.

Pipeline Development

In 2012, we advanced our next program, SBC-103, an enzyme replacement therapy for mucopolysaccharidosis type IIIB (MPS IIIB), or Sanfilippo B. Achievements related to our pipeline include:

•

For SBC-103, preliminary characterization of the enzyme produced using our production platform demonstrates favorable uptake properties compared to previously published attempts to produce this enzyme using standard cell culture based approaches.

•

Key preclinical data from our SBC-103 program that shows that dosing with SBC-103 reduces the accumulation of substrate in the brain of a Sanfilippo MPS IIIB animal model with various dosing approaches.

•	Added a number of new targets to our expression platform.

Completion of the Transition to a Public Company and Multiple Equity Financings

In 2012, we completed the transition to a public company following the Merger. We accomplished significant financial and operational related milestones in 2012 including:

•	Completion of equity financings in January 2012 and July 2012 that raised an aggregate of over $200 million in gross proceeds.

•

Expansion of our management team with the hires of a Senior Vice President, Global Technical Operations and Quality, Senior Vice President, Global Commercial Operations, Vice President, General Counsel and Corporate Development and Senior Vice President, Human Resources.

•	Development of public company operations including holding our first annual stockholders’ meeting, filing required reports with the SEC and complying with Sarbanes-Oxley requirements.

2012 Compensation Highlights and Key Decisions

Our compensation philosophy is to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to performance factors that measure our progress against our key corporate objectives, as well as the level of achievement of individual goals developed by the Compensation Committee and approved by the Board of Directors at the beginning of the year in support of such objectives.

Base salaries should be paid in the range of the market median. In 2012, the base salaries for several of our named executive officers were increased to bring them closer to the market median of our peer group, which is identified and discussed below. As a result of significant changes to the Company, including an increased market capitalization, growing employee base and advancing stage of development, our CEO’s and CFO’s base salaries were significantly below the median. In June 2012, the Compensation Committee, based on on-going work of the Compensation Committee’s independent consultant Compensia, approved increases of 19% and 9% to the base salaries of Mr. Patel and Mr. Boess, respectively, retroactive to January 2012, to bring their salaries near to the market median.

Annual cash incentive awards reflected 2012 company and individual performance. We seek to tie a substantial portion of an executive’s overall compensation to our performance. In 2012, as described above, we executed on our strategic plan and produced strong results and significant value creation for our stockholders, and achieved multiple strategic, operational and product objectives. The Compensation Committee determined that cash incentive awards above the target amounts described below were warranted and consistent with our philosophy of paying cash incentive bonuses based on performance.

Long-term incentive awards, particularly stock options, are an important element of compensation and value creation. We believe that equity compensation should be targeted in the range of the 75th percentile of our market peers. The Compensation Committee believes that a practice of awarding LTIs to Synageva executives will contribute to long-term successful company performance. In particular, the use of stock options aligns the interests of our executives with our stockholders because our executives will only realize a return on an option if Synageva’s stock price increases. Stock options do not guarantee value to the executive.

Summary of Compensation Analysis

Each year, the Compensation Committee reviews and establishes Synageva’s overall executive compensation strategy. The Compensation Committee evaluates Synageva’s existing compensation program and considers whether changes are necessary or advisable due to changed conditions, company performance, best practices or otherwise. As part of the evaluation, the Compensation Committee considers whether new programs or strategies should be introduced.

Based on its assessment, and in consideration of many of the factors described throughout this discussion, the Compensation Committee believes that the executive compensation program substantially achieved its objectives for 2012 and is well aligned with the compensation philosophies described below. In 2012, the Compensation Committee approved changes to the timing of the granting of annual LTIs. Starting in 2012, these are granted at or around our annual meeting which is typically mid-year. The timing of these awards align the timing of management and board LTI awards as well as allow a mid-year review of company results prior to the awards. The Compensation Committee did not recommend any other significant changes to its executive compensation program for 2012.

Key decisions regarding Synageva’s 2012 executive officer compensation were made in December 2011, June 2012 and December 2012.

•	In December 2011, the Compensation Committee approved 2012 base salaries

•	In January 2012, the Compensation Committee approved annual cash incentive targets which were subsequently approved by the Board of Directors in March 2012.

•

In June 2012, based on on-going work of the Compensation Committee’s independent consultant Compensia, the Compensation Committee approved increases to the base salaries of the CEO and CFO and granted LTIs to all named executive officers.

•	In December 2012, the Compensation Committee approved annual cash incentive payments for 2012 performance.

Executive Compensation Philosophy

The primary objective of our executive compensation policy is to attract, retain and motivate the key executives necessary for our short- and long-term success. We seek to tie short- and long-term cash and equity incentives to employee performance, including the achievement of measurable corporate and individual objectives, and to align executives’ incentives with stockholder value. The Compensation Committee seeks to implement its compensation programs in a way that ties a substantial portion of an executive’s overall compensation to Synageva’s performance and each element of an individual’s compensation is evaluated and determined in consideration of such person’s contribution and performance. With the exception of Mr. Patel, who is guaranteed a minimum annual cash incentive payment of 25% of his base salary, no executive is guaranteed a cash or equity incentive award and such incentives are determined at levels that the Compensation Committee believes drives performance.

The Compensation Committee approves compensation programs based on certain compensation philosophies, including the following:

•

Pay for performance. Compensation programs should reward performance, typically demonstrated through the achievement of corporate and individual performance objectives. Company performance is a key consideration in determining employee compensation. The Compensation Committee believes that compensation for Synageva’s employees serving in the most senior management positions of the company should be most closely linked to corporate performance and increasing stockholder value. We structure our programs to deliver greater rewards when corporate and individual performance exceeds expectations or performance objectives. If corporate or individual performance is short of expectations, or if objectives are not achieved, our compensation programs are structured so that they deliver lower compensation.

•

Attract, retain and motivate. Compensation programs must be competitive to help Synageva attract, retain and motivate highly talented individuals with necessary skills and demonstrated abilities who will contribute to the success of Synageva by executing its short- and long-term strategic plans.

•

Competitive with peer group. Executive compensation should be considered in comparison with compensation paid by market peers to ensure that Synageva is competitive with other companies who compete with us for talent.

•

Balanced combination of compensation elements. Compensation programs should include a balance of cash and equity incentives to reward short-term and long-term performance. Each element of compensation should be used in a way that drives certain behavior, recognizing that different elements may be effectively used to drive different behavior. For example, LTIs are used to align the interests of our executive officers more closely with stockholders through equity ownership while our annual cash incentives are used to motivate individuals to achieve short-term objectives.

•

Fair and consistent. The overall structure of Synageva’s compensation programs should be similar across its global organization, taking into account grade-level, geography and local considerations, and should reward employees based on responsibilities and performance.

Role of the Compensation Committee

Our executive compensation policy is set by the Compensation Committee, and the Compensation Committee is also responsible for approving the compensation of our named executive officers for recommendation to the full Board of Directors. The Compensation Committee regularly reassesses and reviews our compensation policy and programs.

Compensation determinations are not based on a rigid mathematical formula but rather multiple factors. The Compensation Committee undertakes an annual benchmarking exercise to compare each executive’s actual and proposed compensation to that of individuals in similar positions at a peer group of companies. Generally, the

Compensation Committee seeks to target base salary and target annual cash incentives for each named executive in the range of the median of the peer group and LTIs in the range of the 75th percentile. The Compensation Committee also evaluates the annual performance of Synageva and the CEO by assessing the achievement of Synageva’s objectives, which are approved at the beginning of each performance period, and determining the level of achievement which is calculated as a percentage of the objective.

The Compensation Committee reviews and approves the CEO’s evaluation of individual performance of Synageva’s other executive officers, including an assessment of achievement of individual objectives. Finally, the Compensation Committee takes into account each individual’s contributions in resolving unanticipated matters, general economic conditions, and any other factors the Compensation Committee deems relevant. Per its charter, the Compensation Committee may form subcommittees and delegate authority to any subcommittee or other administrator, as appropriate.

Role of Executives in 2012 Compensation Decisions

It is Synageva’s policy that no named executive officer participates or makes recommendations regarding his or her own compensation.

A small number of executives generally attend Compensation Committee meetings, including the Company’s CEO, the SVP, Human Resources, and the Vice President, Finance. Executive sessions of the Compensation Committee are conducted without any Synageva executives.

The CEO, with limited staff and management support, works with the Compensation Committee and our compensation consultant to determine total compensation recommendations for our named executive officers other than himself. His recommendations are submitted to the Compensation Committee for review, discussion, modification and approval.

The Compensation Committee is responsible for evaluating and determining CEO compensation and works directly with the compensation consultant, with limited support from Synageva staff and without input from the CEO.

Role of the Compensation Consultant

In 2012, after considering several firms that provide compensation consulting services, the Compensation Committee retained Compensia Inc. (Compensia) as an external, independent executive compensation consultant. The Compensation Committee uses the analysis prepared by the consultant as part of its periodic review of Synageva’s executive and director compensation practices. The consultant reports directly to the Compensation Committee, and the Compensation Committee has the final authority to hire and terminate the consultant. The Compensation Committee evaluates the consultant annually.

Our consultant attends certain meetings of the Compensation Committee, as requested, and may communicate with the Compensation Committee chairman between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executive officers.

Compensia provided advice, information and recommendations directly to, and at the request of, the Compensation Committee, and the Compensation Committee’s decisions regarding the components and amounts of executive and director compensation were informed by the analysis and input of Compensia. The Compensation Committee assessed Compensia’s independence in 2013. The Compensation Committee determined that Compensia was independent and there were no conflicts of interest that would impact the advice to the Compensation Committee from Compensia and the representative of Compensia who advises the committee on executive compensation matters.

Components of Compensation—General

The components of our executive compensation program include the following:

•	base salary;

•	annual cash incentives;

•	long-term equity-based incentives;

•	special bonuses;

•	severance benefits; and

•	certain other limited personal benefits.

The Compensation Committee believes that each component of compensation should be used in a manner that drives certain conduct. The Compensation Committee believes that base salary should provide a secure, fixed amount of compensation to attract and retain highly talented individuals, while the second element of cash compensation, annual cash incentives, should be used as a tool to motivate executives to achieve short-term, annual goals. Meanwhile, LTIs more closely align the interests of our executives with those of our stockholders. Special bonuses may be awarded from time to time to recognize one-time significant achievements.

When establishing annual incentive compensation opportunities, the Compensation Committee evaluates the 50th and 75th percentiles of the peer group for similar positions to understand where these opportunities fall relative to the competitive market. In making compensation determinations, the Compensation Committee considers each component of compensation in relation to the total amount of compensation paid and whether the compensation package as a whole adequately compensates each executive for Synageva’s performance during the past year and each executive’s contribution to such performance.

In consideration of Synageva’s 2011 performance, the Compensation Committee sought to achieve 2012 total compensation between the 50th and 75th percentiles of the market peers, even if certain components were below or above such level. Generally, 2012 base salary and target annual cash incentives for each named executive were in the range of the median for our peer group at the time such compensation was determined, while LTIs were above the market median and in the range of the 75th percentile.

We discuss each component of our compensation program in more detail below, including the rationale for 2012 compensation decisions.

Peer Group Analysis

The Compensation Committee believes that executive compensation should be considered in comparison with compensation paid by market peers to ensure that Synageva is competitive with other companies who compete with us for talent. The Compensation Committee, together with its compensation consultant, reviews the peer group on a regular basis and approves the peer group annually. The Compensation Committee believes that the factors listed below are the most important to consider for its determination of the Synageva peer group:

•	Industry: A peer company should operate in the same industry.

•	Recruiting: A peer company should compete with Synageva for talent.

•

Commercial capabilities: A peer company’s commercial capabilities should reflect the capabilities Synageva has established and is developing. The successful development and commercialization of drugs for orphan diseases require substantial investments in medical education to support clinical development. For this reason, the development of orphan drugs typically require the establishment of medical affairs and commercial capabilities earlier than that required for the development of drugs for more traditional markets. The Compensation Committee considers the commercial capabilities that peer companies have established or are developing.

•

Market Capitalization: A peer company’s market capitalization should be similar, but not necessarily identical, to Synageva’s market capitalization as an indicator of financial performance, investment and size.

•

Employees: A peer company’s size should be similar to Synageva’s. The Compensation Committee measures size by comparing the number of employees which the Compensation Committee believes is the appropriate metric and is the metric used by many companies and proxy advisory firms.

•	Stage of Development: A peer company should be at a similar stage of development.

•	Orphan Disease Focus: A peer company should be focused on the development and commercialization of therapeutic products for rare diseases.

•	Location: A peer company should be in a geographic location that has similar executive compensation levels as Synageva.

The Compensation Committee endeavors to select peer companies that exhibit all of the factors set forth above but recognizes that it cannot develop a peer group in which all companies exhibit all factors. All of Synageva’s peer companies are in the same industry and have the same or similar Standard Industrial Classification (SIC) Code. However, the similarities between Synageva and a particular peer company with respect to any of the other factors listed above, such as commercial capabilities, will vary. Further, with respect to a particular factor, such as orphan disease focus, there may be no similarity. The Compensation Committee believes that in some cases the peer group should be designed to purposefully include companies that are not identical to Synageva. For example, the Compensation Committee believes that the peer group should include companies with both higher as well as lower market capitalization than Synageva to fairly represent the median compensation paid to executives at such companies as a group. However, in some cases, the lack of similarity is not by design of the peer group, but rather because there are not a sufficient number of companies that are similar to Synageva with respect to such factor. For example, not all companies in Synageva’s peer group are in the same stage of clinical development. The Compensation Committee believes that it is not possible to eliminate such differences entirely and recognizes the possibility that shifts in its peer group selection could influence executive compensation decisions. The Compensation Committee seeks to mitigate such risk by not relying entirely on any one or two factors, but to include companies that represent as many of the factors listed above as possible. The Compensation Committee also seeks to avoid reliance on one or two factors alone, such as commercial capabilities and market capitalization, because doing so would likely alter, possibly significantly, the results of the benchmarking exercise and the Compensation Committee’s determinations. The Compensation Committee believes that the mix of factors listed above results in a balanced and representative peer group, taking into consideration Synageva’s operations and needs, and the Compensation Committee expects that use of such peer group will result in compensation decisions that support the Company’s compensation philosophy and objectives.

The Compensation Committee generally compares the compensation of each named executive officer in relation to both the median and the 75th percentile of the peer group for similar positions at the peer group. The Compensation Committee also takes into account various factors such as the unique characteristics of the individual’s position, and any succession and retention considerations.

Over the course of 2012, the Compensation Committee, together with Compensia, reviewed a peer group that had been selected in the beginning of the year and modified the group based on its evaluation of several factors, including the factors described above under Peer Group Analysis.

The peer group used by the Compensation Committee to assist in the determination of 2012 annual incentive bonuses and 2013 base salary compensation is comprised of the following companies:

Achillion Pharmaceuticals, Inc.	ImmunoGen, Inc.
Aegerion Therapeutics, Inc.	Infinity Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.	InterMune, Inc.
ARIAD Pharmaceuticals, Inc.	Lexicon Pharmaceuticals, Inc.
AVEO Pharmaceuticals, Inc.	Momenta Pharmaceuticals, Inc.
BioMarin Pharmaceuticals Inc.	Nektar Therapeutics
Clovis Oncology, Inc.	Pharmacyclics, Inc.
Dynavax Technologies Corporation	ViroPharma Incorporated
Idenix Pharmaceuticals, Inc.

Compensia collected its data from peer group proxy statements and from the 2011 Radford Global Life Sciences Survey.

The decision regarding the amount of each named executive officer’s annual cash incentive award for 2012 performance was made in December 2012 at the same time the Compensation Committee determined 2013 base salaries and 2013 annual incentive targets. In June 2012, the Compensation Committee approved increases to the base salaries of the CEO and CFO and granted LTIs for all then serving named executive officers.

2012 Compensation Components

As a baseline for awarding compensation and prior to making annual executive compensation decisions, the Compensation Committee evaluates Synageva’s performance for the prior year by assessing if, and the extent to which, Synageva achieved or failed to achieve the corporate goals approved by the Compensation Committee and the Board of Directors. To assist in the determination of 2013 base salaries and achievement of targets for annual incentive awards, the Compensation Committee evaluated Synageva’s performance in December 2012 and determined that Synageva achieved 105% of its approved corporate goals for 2012. Specifically, Synageva obtained compelling and value generating data for sebelipase alfa in (a) the late onset Phase 1/2 study, (b) the late onset Phase 2 extension study and (c) the early onset Phase 2/3 study; positive pre-clinical data for the SBC-103 pipeline program both by (a) demonstrating uptake and (b) demonstrating SBC-103 reduces the accumulation of substrate in the brain of a Sanfilippo MPS IIIB animal model; completed the transition to a public company, and improved the financial resources for its programs through two equity financings that raised aggregate gross proceeds of $205 million.

The Compensation Committee places significant emphasis on the use of comparative market data. The Compensation Committee uses the market information to ensure that compensation for executives is at least competitive with the peer group. The information also provides a framework for the Compensation Committee in evaluating and awarding compensation in circumstances of superior performance. Compensia provides peer group data for each Synageva executive by matching the Synageva executive with executives in the peer group with similar titles and similar job responsibilities. The Compensation Committee also recognizes that differences exist between the duties of Synageva’s executives and those matched at the peer group of companies. The Compensation Committee considers such differences when evaluating compensation and performance.

In June 2012, the Compensation Committee approved changes to 2012 base salaries for the CEO and CFO and 2012 LTIs for all then serving named executive officers. In December 2012, the Compensation Committee approved 2013 base salaries and 2012 annual cash incentive targets. In approving and awarding these components of compensation, the Compensation Committee determined that Synageva exceeded its corporate goals, had a strong performance in 2012, and that the Compensation Committee should seek to achieve total compensation for each executive commensurate with those accomplishments.

Actual annual cash incentives for 2012 were approved in December 2012 and are discussed in more detail below.

Base Salary

Base salary represents a secure, fixed component of an executive’s compensation. Determinations of base salary levels for our executives are established based on the position, the scope of responsibilities, and the prior relevant background, training and experience of each individual. Base salaries take into account an annual review of marketplace competitiveness with the peer group. We believe that base salaries for our executives are competitive in the industry and that Synageva’s base salary levels have contributed to our ability to successfully attract and retain highly talented executives.

In determining 2012 and 2013 base salaries, the Compensation Committee relied on the market comparisons provided by its compensation consultant. As with each other component of compensation, an executive’s base salary is evaluated together with other components of the executive’s compensation in the aggregate to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

On an individual basis, 2012 and 2013 annual increases in base salary reflect marketplace competitiveness levels, the industry’s annual competitive pay practices, an individual’s contributions to Synageva’s overall performance, and length of service. Utilizing the peer group data, 2012 and 2013 base salaries of all positions for which there was available and adequate data was evaluated and compared to Synageva’s base salaries during 2011 and 2012. In June 2012, based on on-going work of the Compensation Committee’s independent consultant Compensia, the base salaries of Mr. Patel and Mr. Boess were determined to be significantly below the 50th percentile among CEOs and CFOs, respectively, of our peer group. Mr. Patel’s salary was increased by 19% and Mr. Boess’ salary was increased 9%, each retroactive to January 2012, to align with the peer group.

In setting base salaries for 2013 and consistent with previous annual base salary evaluations, the Compensation Committee determined that base salaries for the named executive officers should be within the range of the market median. In December 2012, the Compensation Committee approved increases of 4% for Mr. Patel, and 4%, 4%, 3% and 14%, for each of Dr. Quinn and Dr. Goldberg, and Mr. Boess and Mr. Williams, respectively. Mr. Williams’ base salary was significantly below the market median in the peer group, and the Compensation Committee approved an increase to bring his base salary within a reasonable range of the market median.

Annual Incentives Bonuses

Synageva seeks to deliver target annual cash incentives in the range of the 50th percentile of the peer group. In 2012, and in consideration of Synageva’s strong 2012 performance, the amount of annual incentives actually paid to our named executive officers was at or above the market median of the peer companies.

Annual cash incentive bonuses are designed to reward annual achievements and to be commensurate with each executive officers’ scope of responsibilities, demonstrated leadership, management abilities and effectiveness in his role. Annual cash incentive bonuses are also intended to retain executives, to motivate executives to achieve short-term (annual) success, and to reward, in the short-term, significant contributions to the success of Synageva. While Synageva’s policy is to pay a significant portion of its senior executives’ cash compensation in the form of annual incentive bonuses, no senior executive of Synageva, with the exception of Mr. Patel, our CEO, who is guaranteed a minimum bonus payout of 25% of his salary, is guaranteed an annual incentive bonus. The Compensation Committee retains discretion to increase or decrease an executive’s bonus payment based on an executive’s individual performance during a given year.

As noted above, the Compensation Committee first approves each executive’s target (a percentage of base salary), and then determines the actual amount of the annual incentive bonus to be paid based on Synageva’s and the individual’s performance during the year, as well as the individual’s contributions in resolving unanticipated matters, general economic conditions, and any other factors the Compensation Committee deems relevant.

In December 2011, the Compensation Committee approved the following annual cash incentive bonus targets as a percentage of base salary for 2012: 60% for Mr. Patel, 40% for each of Dr. Quinn and Dr. Goldberg, and 35% for Mr. Boess. Mr. Williams was hired in September 2012 and his annual incentive bonus target was set at 35% of his base salary pro-rated. The Compensation Committee believed that targets should be set in a manner consistent with Synageva’s compensation philosophy of paying for performance, and maintaining competitive compensation arrangements in order to retain and motivate our executives. The Compensation Committee set targets in the range of the median of the peer group. Actual annual cash incentive bonuses for 2012 were approved and paid in December 2012.

One important element of the Compensation Committee’s evaluation of performance is a review of the achievement of the pre-determined annual corporate goals. The goals are intended to focus management’s priorities in the operation of Synageva but are not intended to be the only element in the Compensation Committee’s determination of incentive bonuses.

At the beginning of each calendar year, the Compensation Committee establishes annual corporate performance goals. Corporate goals are proposed by management, reviewed and approved by the Compensation Committee and also approved by the Board of Directors. The Compensation Committee considers and assigns a relative weight to appropriately focus efforts on corporate goals that are intended to enhance stockholder value. In December 2012, prior to approving 2012 incentive bonuses, the Compensation Committee evaluated Synageva’s 2012 performance by assessing if, and the extent to which, Synageva achieved or failed to achieve the corporate goals approved by the Compensation Committee and the Board of Directors for 2012. In assessing the performance of management against pre-determined goals, the Compensation Committee and the Board of Directors may consider circumstances such as the over-achievement of goals and management’s ability to capitalize on newly identified opportunities or manage through obstacles not foreseen at the time the goals were established. The Compensation Committee conducted this exercise in December of 2012 and it was determined that Synageva’s 2012 performance, in total, exceeded the approved corporate goals.

Corporate Goal	Relative Weight	2012 Achievement
(1) Sebelipase alfa;	80	80%

•      Preparation for Phase 3 trial in children and adults with late onset LAL deficiency

•      Transition eligible subjects to extension studies

•      Identify patients with both early and late onset LAL deficiency

•      Complete the commercial manufacturing process

(2) Pipeline development and research.	5	5%
• Generate pre-clinical results • Progress activities to broaden application of protein manufacturing • Identify new research targets
(3) Corporate development activities.	5	5%
• Identify and assess partnership options that would further corporate objectives and strategy
(4) Corporate and general and administrative activities	10	15%
• Strengthen the balance sheet • Manage company resources within budget/forecast targets • Implementation of fully SOX compliant organization

Totals:	100	105%

To optimize achievement of corporate goals, individual goals are set in support of annual corporate goals. Individual goals for 2012 overlapped with our corporate goals for 2012 and consisted of sub-goals designed to achieve our corporate goals.

•	Mr. Patel’s individual goals were substantially similar to Synageva’s corporate goals and Mr. Patel’s performance for 2012 was evaluated against achievement of Synageva’s goals.

•

Mr. Boess individual goals included the following: strengthen the balance sheet; manage company resources within budget/forecast targets; implement long-range financial planning; optimize global financial and operations management; implementation of fully Sarbanes-Oxley compliant organization; and evaluate and execute on business development opportunities.

•

Dr. Quinn’s individual goals included the following: preparation for Phase 3 trial in children and adults with late onset LAL deficiency; transition eligible subjects to extension studies and progress multiple clinical trials; generate pre-clinical results for the pipeline including SBC-103; progress activities to broaden application of protein manufacturing; and identify new research targets.

•

Dr. Goldberg’s individual goals included the following: develop and support initiatives and strategies for patient identification; develop and optimize global medical affairs and regulatory team; preparation for Phase 3 trial in children and adults with late onset LAL deficiency;

•

Mr. Williams’s individual goals included the following: complete the commercial manufacturing process for sebelipase alfa; develop and optimize the technical operations team; expand our product supply capabilities; enhance early stage manufacturing for SBC-103; expand inventory for both sebelipase alfa and SBC-103; expand our supply chain.

Prior to the December 2012 Compensation Committee meeting, Mr. Patel reviewed in detail the performance of each named executive officer, excluding himself, and considered such individual’s contributions to Synageva’s success in 2012 and recommended the compensation to be paid to each individual. In making his recommendations, Mr. Patel worked closely with the Compensation Committee, relied on data provided by the compensation consultant, and received limited support from staff and other members of management.

The Compensation Committee considered 2012 to be a strong year for Synageva following the company’s completion of its reverse merger with Trimeris in November 2011. In 2012, the company attained key strategic milestones that the Compensation Committee expects to provide long-term value to Synageva’s business, to patients and to stockholders. In particular, Synageva:

1.	Made significant progress in the development of sebelipase alfa. Synageva obtained positive results for the late onset clinical trials in both the initial Phase 1/2 study and later the Phase 2 extension study. In addition, the early onset program continued to treat a patient reaching over 18 months of treatment.

2.	Achieved notable milestones for our SBC-103 pipeline program. Synageva published data that demonstrates favorable uptake properties for SBC-103 as well as results that SBC-103 reduces the accumulation of substrate in the brain of a Sanfilippo B animal model.

3.	Completed transition to public company. Synageva completed required financial compliance, expanded our management team and completed over $200 million in equity financings for the year.

During discussions regarding the 2012 annual incentive bonus for Synageva’s executives, the Compensation Committee considered and noted the following additional factors in assessing Synageva’s 2012 performance:

Achievement of Synageva’s 2012 corporate objectives. The Compensation Committee determined that Synageva achieved 105% of its corporate objective targets for 2012.

Compelling Data For Synageva’s Lead Program, Sebelipase Alfa. In 2012, Synageva successfully achieved multiple important product development milestones. This success further enables us to develop our lead program, sebelipase alfa.

Pipeline Development. In 2012, we advanced our product pipeline through including new data for our SBC-103 program, an enzyme replacement therapy for mucopolysaccharidosis type IIIB (MPS IIIB), or Sanfilippo B.

Completion of the Transition to a Public Company. Synageva completed the transition to a public company including completing financial compliance, raising over $200 million in equity to fund the company’s research and significantly expanding the company’s management team.

Mr. Patel recommended annual cash incentives based on strong individual and corporate performance in 2012. Synageva exceeded 2012 objectives and each executive made important contributions to Synageva’s 2012 achievements. The Compensation Committee discussed Mr. Patel’s recommendations for the named executive officers and determined that annual cash incentive decisions for the named executive officers, including Mr. Patel, should reflect Synageva’s strong performance in 2012 and recognition of significant achievements.

In December 2012 Mr. Patel, Dr. Quinn, Dr. Goldberg, Mr. Boess and Mr. Williams received annual incentive bonuses with respect to 2012 performance of $364,140, $152,026, $135,782, $124,950, and $27,365, respectively, representing 105%, 104%, 104%, 102% and 104% of the target annual incentive bonus amounts, respectively. Mr. Williams’ bonus was prorated for the amount of time he was employed by Synageva in 2012.

2012 Long-Term Incentive Awards

Synageva uses stock options as its long-term incentives (LTIs). The Compensation Committee reviews and approves LTI grant guidelines for all positions and levels throughout the global organization other than executives (senior vice presidents and above). The LTI grant guidelines are established to ensure that Synageva’s grant practices are competitive in each jurisdiction where our employees are located. We review market data by position, level and geographic region and establish guidelines and award values that we believe enable us to attract, retain and motivate a talented, values driven workforce.

An eligible employee will receive an annual award after the employee’s performance is evaluated and the actual LTI value delivered for each individual recipient is based on the LTI guidelines and an assessment of an individual’s performance.

The Compensation Committee has not established LTI grant guidelines for its executives, including the named executive officers. Together with the compensation consultant, the Compensation Committee conducts a detailed benchmarking exercise to evaluate each executive’s award levels compared to market peers. In determining LTI awards for executives, the Compensation C considers:

•	the peer group market data;

•	the individual’s contribution and potential contribution to Synageva’s growth and financial results;

•	the value of proposed awards;

•	corporate performance; and

•	the individual’s level of responsibility within Synageva.

As is the case when the amount of base salary and annual cash incentive opportunity is determined, when determining LTI values, a review of all of the executive’s compensation is conducted to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

Options are granted with an exercise price equal to the fair market value of Synageva’s common stock on the date of grant and, accordingly, will only have value if Synageva’s stock price increases. Generally, LTI awards vest over four years and the individual must be employed by Synageva as an employee, director or consultant for such awards to vest. The Compensation Committee believes that conditioning these awards on employment also serves as a valuable retention tool.

The Compensation Committee believes that long-term equity-based incentive awards are a critical element of compensation. However, like a short-term cash incentive award (or cash bonus), a long-term equity incentive award is a variable component of each employee’s compensation and no individual, including any executive, is guaranteed to receive an award or a certain value. In determining 2012 grant levels, which were evaluated in May 2012, the Compensation Committee recognized the importance of maintaining this alignment and considered Synageva’s strong 2011 and 2012 performance. The Compensation Committee believed that it was appropriate to set 2012 grant levels in the range of the 75th percentile of the peer group.

The Compensation Committee believes that its practice of awarding LTIs to Synageva executives has contributed to long-term successful performance, which has been demonstrated through substantial value creation for Synageva’s stockholders. Starting in 2012, LTI awards are granted at or around our annual meeting which is typically mid-year. The timing of these awards align the timing of management and board LTI awards as well as allow a mid-year review of company results prior to the awards.

LTIs were granted to executives (and other employees and the board of directors) in June 2012. The Compensation Committee approved LTIs to Mr. Patel, Mr. Boess, Dr. Quinn, Dr. Goldberg and Mr. Williams in the amounts set forth in the table under the heading “Grants of Plan-Based Awards.”

Termination Based Compensation

We provide severance payments and other benefits to our executives under written employment agreements if they are terminated without cause or in certain other instances, including in connection with a change of control. We believe that executives, particularly a company’s most senior executives, often face challenges securing new employment following termination and that non-financial severance terms identify important continuing obligations of both Synageva and our named executive officers, such as protection against competition and solicitation. In addition, severance provisions related to a change of control also assist in retaining high quality executives and keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending, and in providing the executives a sense of security and trust that they will be treated fairly during such transactions. For details on the severance payments our executives are entitled to, please refer to the section entitled “Potential Payments Upon Termination or Change of Control” in this proxy statement.

Personal Benefits

Our executives are eligible for the benefit programs provided to all employees, such as medical, dental, vision, life and disability insurance benefits. We do not provide, and executives are not entitled to, perquisites such as permanent lodging, cars or defraying the cost of personal entertainment or family travel, other than in 2012 for Mr. Williams. Mr. Williams, Senior Vice President, Global Technical Operations, received certain benefits in connection with his relocation to Lexington, MA upon his hire in 2012. The amounts paid to Mr. Williams in 2012 for such benefits are reflected in the Summary Compensation Table.

Assessment of Risk

The Compensation Committee monitors the risks associated with our executive compensation programs and individual compensation decisions. The Compensation Committee has concluded that risks associated with our compensation policies and practices are within our ability to effectively monitor and manage and that the risks are not reasonably likely to have a material adverse effect on Synageva.

Other Compensation Matters

The Compensation Committee regularly reviews, assesses and discusses Synageva’s compensation programs to determine whether its practices and policies achieve Synageva’s compensation objectives and are consistent with the Company’s compensation philosophies. The Compensation Committee believes that compensation programs should be adjusted and should evolve over time due to many considerations and factors, including Synageva’s performance, Synageva’s growth, stockholder sentiment and feedback, compensation and corporate governance best practices, risk mitigation strategies, and regulatory developments. The Compensation Committee believes that Synageva’s current compensation practices have contributed to Synageva’s strong short- and long-term performance, including Synageva’s exceptional performance in 2012, and have facilitated significant stockholder value creation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Felix J. Baker, Chairman
Stephen R. Davis
Peter Wirth

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to the Company’s Principal Executive Officer, Principal Financial Officer and its three highest compensated executive officers other than the Principal Executive Officer and Principal Financial Officer for services rendered in 2012 and 2011, as applicable:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Sanj K. Patel(4)	2012	578,000	—		2,856,400	364,140	11,200	3,809,740
President and Chief Executive Officer	2011	429,081	104,550	(5)	2,233,327	349,200	11,000	3,127,158

Carsten Boess (4)(6)	2012	350,000	—		868,500	124,950	10,000	1,353,450
Senior Vice President, Chief Financial Officer	2011	193,750	—		818,516	78,619	775	1,091,660

Anthony Quinn(4)	2012	365,446	—		868,500	152,026	10,000	1,395,972
Senior Vice President, Chief Medical Officer	2011	351,390	21,960	(5)	717,575	163,045	9,800	1,263,770

Mark Goldberg(4)(7)	2012	339,937	—		868,500	135,782	1,200	1,345,419
Senior Vice President, Medical and Regulatory Affairs	2011	115,030	4,000		541,427	45,561	100	706,118

Glen Williams(8)	2012	75,833	70,000		1,095,600	27,365	—	1,268,798
Senior Vice President, Chief Medical Officer	2011	—	—		—	—	—	—

(1)	This column represents the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718. See Note 2 and Note 8 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 for details as to the assumptions used to determine the fair value of the awards.
(2)	Represents the annual cash incentive bonus earned by the named executive officer for services performed in 2012 and 2011.
(3)	Other income for Mr. Patel includes $1,200 for 2012 and 2011 for healthcare reimbursement benefits. Other income for Dr. Goldberg includes $1,200 and $100 for 2012 and 2011 for healthcare reimbursement benefits, respectively. All other amounts consist of company-matching 401(k) contributions.
(4)	Mr. Patel, Mr. Boess, Dr. Quinn and Dr. Goldberg assumed their respective positions with the Company at the time of the Merger on November 2, 2011. Their 2011 compensation represents all compensation received in 2011, including amounts paid to them by Private Synageva prior to the Merger.
(5)	Represents special bonus awards earned by in connection with the approval of the Merger with Trimeris.
(6)	Mr. Boess’ employment commenced with Private Synageva on May 16, 2011.
(7)	Dr. Goldberg’s employment commenced with Private Synageva on September 6, 2011. In August 2012, Dr. Goldberg’s salary was increased to $365,000 to reflect an increased time commitment. Dr. Goldberg’s 2011 salary includes $12,000 earned by Dr. Goldberg prior to his hire for serving as a director for Private Synageva.
(8)	Mr. Williams’s employment commenced on September 24, 2012.

Chief Executive Officer’s Employment Agreement

Following the Merger, the Board of Directors approved the terms of a new employment agreement with Sanj K. Patel, the Company’s President and Chief Executive Officer, effective as of November 2, 2011 (the “Patel Agreement”).

Under the terms of the Patel Agreement, Mr. Patel in entitled to a base salary which is currently $601,120 per year and an annual cash bonus with a target level of 60%, and a minimum payout level of 25%, of his annual base salary. Synageva may also grant Mr. Patel equity awards each year. The performance targets related to Mr. Patel’s annual cash bonus and the terms and conditions of his equity awards are to be determined by the Compensation Committee and approved by the Board, and the actual amount of Mr. Patel’s annual cash bonus shall be determined in good faith by the Compensation Committee based on actual corporate and individual performance. Under the Patel Agreement, if Synageva terminates Mr. Patel’s employment without cause (as defined below) or Mr. Patel terminates his employment for good reason (as defined below), Mr. Patel will be entitled to the following severance:

•	a lump sum equal to 18 months of his base salary plus 1.5x his target annual cash bonus;

•	a pro-rata share of his target annual cash bonus for the year in which the termination occurs;

•	a one-time bonus of $25,000; and

•	acceleration of the vesting of all unvested equity awards held by Mr. Patel by 18 months.

If Synageva terminates Mr. Patel’s employment without cause or he resigns for good reason during the 12 months following a change of control, as defined in the agreement, Mr. Patel will be entitled to the following severance:

•	a lump sum equal to 24 months of his base salary plus 2x his target annual cash bonus;

•	a pro-rata share of his target annual cash bonus for the year in which the termination occurs;

•	a one-time bonus of $25,000;

•	acceleration of the vesting of all unvested equity awards held by Mr. Patel by 18 months, and full vesting of all awards that were assumed or substituted in the change of control.

Under the Patel Agreement, “cause” means: (1) gross negligence or willful misconduct in performance of the executive’s duties to the Company, where such gross negligence or willful misconduct has resulted in material damage to the Company or any of its affiliates or successors; (2) commission of any act of fraud, embezzlement or professional dishonesty with respect to the Company or any of its affiliates; (3) commission of a felony or crime involving moral turpitude; (4) material breach of any provision of this Agreement or any other written agreement between the executive and the Company; or (5) failure to comply with lawful directives of the Board of Directors, which has caused damage to the Company or any of its affiliates or successors.

Mr. Patel would be entitled to terminate his employment for “good reason” under the Patel Agreement if any of the following events occur without Mr. Patel’s written consent: (1) the assignment to Mr. Patel of duties materially inconsistent with his title, position, status, reporting relationships, authority, duties or responsibilities; (2) any action by the Company which results in a diminution in Mr. Patel’s title, position, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Mr. Patel; (3) a requirement that Mr. Patel relocate his primary reporting location to a location more than 50 miles from the location of the Company’s offices in Lexington, Massachusetts; (4) any failure by the Company to comply with certain provisions of the Patel Agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Mr. Patel; (5) a material diminution in the budget over which Mr. Patel has responsibility; or (6) a breach by the Company of any written agreement between the Company and Mr. Patel.

Executive Employment Agreements with Carsten Boess, Anthony G. Quinn, Mark Goldberg and Glen Williams

Following the Merger, the Board of Directors approved the terms of new employment agreements for all Senior Vice Presidents of the Company (the “Executive Employment Agreements”). Carsten Boess, Anthony G. Quinn and Mark Goldberg entered into employment agreements, effective November 2, 2011. Glen Williams entered into an employment agreement effective upon his hire on September 24, 2012.

Pursuant to the Executive Employment Agreements, the Company will pay Mr. Boess, Dr. Quinn, Dr. Goldberg and Mr. Williams annual base salaries in amounts determined by the Compensation Committee, and each executive shall be eligible to receive an annual cash bonus of up to 35%, 40%, 40% and 35% of their annual base salaries, respectively. If Synageva terminates the employment of Mr. Boess, Dr. Quinn, Dr. Goldberg or Mr. Williams without cause, as defined below, Synageva will accelerate the vesting of all of the executive’s unvested equity awards by 12 months and the executive will receive (1) cash severance payable in a lump sum equal to 9 months of his base salary for Mr. Boess and Mr. Williams or 12 months of his base salary for Dr. Quinn and Dr. Goldberg and (2) a pro-rata share of his target annual cash bonus for the year in which the termination occurs. If Synageva terminates the executive without cause during the 12 months following a change of control, as defined in the agreement, the executive will receive (1) cash severance payable in a lump sum equal to 12 months of his base salary; (2) a lump sum payment equal to the target annual cash bonus for the year in which the termination occurs; (3) a one-time bonus of $16,500 and (4) acceleration of all unvested equity then held by the executive by 12 months and full vesting of all awards that were assumed or substituted in the change of control.

Under the Executive Employment Agreements, “cause” means: (1) gross negligence or willful misconduct in performance of the executive’s duties to the Company, where such gross negligence or willful misconduct has resulted in material damage to the Company or any of its affiliates or successors; (2) commission of any act of fraud, embezzlement or professional dishonesty with respect to the Company or any of its affiliates; (3) commission of a felony or crime involving moral turpitude; (4) material breach of any provision of the Executive Employment Agreement or any other written agreement between the executive and the Company; or (5) failure to comply with lawful directives of the CEO, which has caused damage to the Company or any of its affiliates or successors.

Transaction Bonuses

In 2011, in connection with the Merger completion, transaction bonuses were paid Mr. Patel and Dr. Quinn totaling $104,550 and $21,960, respectively.

2012 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding awards made to our named executive officers during the year ended December 31, 2012:

Name	Type of Award(1)		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(2)	Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Sanj K. Patel	SO	(5)	6/27/2012	—	148,000	40.74	2,856,400
	CBP		N/A	346,800
Carsten Boess	SO	(5)	6/27/2012	—	45,000	40.74	868,500
	CBP		N/A	122,500
Anthony G. Quinn	SO	(5)	6/27/2012	—	45,000	40.74	868,500
	CBP		N/A	146,178
Mark Goldberg	SO	(5)	6/27/2012	—	45,000	40.74	868,500
	CBP		N/A	135,975
Glen Williams	SO	(6)	10/4/2012	—	40,000	57.56	1,095,600
	CBP		N/A	26,542

(1)	Type of Award:

CBP = Cash Bonus Plan

SO = Stock Option

(2)	The amounts in this column represent the target amounts for incentive bonuses approved by the Board of Directors for each named executive officers in 2012. All awards in these columns were granted under our cash bonus plan. The actual amounts awarded are reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.
(3)	The exercise price of the applicable stock option is equal to the closing price of our common stock as reported by the NASDAQ Select Global Market on the date of grant.
(4)	This column represents the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718. See Note 2 and Note 8 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for details as to the assumptions used to determine the fair value of the awards .
(5)	These stock options were granted on June 27, 2012. These options will vest as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(6)	These stock options were granted on October 4, 2012. These options will vest as to 25% of the total number of shares subject to the option on the first anniversary of the hire date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table shows grants of stock options and grants of unvested stock awards outstanding on December 31, 2012, the last day of our fiscal year, to each named executive officer.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Sanj K. Patel	9/24/2008	99,017	—	(1)	$3.52	9/24/2018
	9/24/2008	26,816	6,189	(2)	$3.52	9/24/2018
	7/1/2009	47,544	57,760	(3)	$0.95	7/1/2019
	12/15/2009	86,006	21,980	(4)	$0.95	12/15/2019
	5/25/2011	42,770	65,282	(5)	$1.70	5/25/2021
	12/20/2011	41,875	125,625	(6)	$23.00	12/20/2021
	6/27/2012	—	148,000	(7)	$40.74	6/27/2022

Carsten Boess	5/25/2011	6,619	95,967	(8)	$1.70	5/25/2021
	12/20/2011	6,250	18,750	(6)	$23.00	12/20/2021
	6/27/2012	—	45,000	(7)	$40.74	6/27/2022

Anthony G. Quinn	10/7/2009	32,117	16,847	(9)	$0.95	10/7/2019
	12/15/2009	4,126	1,856	(4)	$0.95	12/15/2019
	5/25/2011	18,694	28,534	(5)	$1.70	5/25/2021
	12/20/2011	12,500	37,500	(6)	$23.00	12/20/2021
	6/27/2012	—	45,000	(7)	$40.74	6/27/2022

Mark Goldberg	7/1/2009	14,576	1,926	(10)	$0.95	7/1/2019
	12/15/2009	3,094	1,031	(11)	$0.95	12/15/2019
	9/22/2011	27,718	60,985	(12)	$8.73	9/22/2021
	12/20/2011	3,750	11,250	(6)	$23.00	12/20/2021
	6/27/2012	—	45,000	(7)	$40.74	6/27/2022

Glen Williams	10/4/2012	—	40,000	(13)	$57.56	10/4/2022

(1)	These stock options were granted on September 24, 2008 and all options were vested as of September 24, 2012.
(2)	These stock options were granted on September 24, 2008, but were subject to certain performance conditions that did not occur until September 24, 2009. Thereafter the options vested 25% on the anniversary date of the performance condition and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to Mr. Patel remaining in Synageva’s employ through such vesting date.
(3)	These stock options were granted on July 1, 2009. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(4)	These stock options were granted on December 15, 2009. These options vested as to 25% of the total number of shares subject to the option on September 25, 2010 and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(5)	These stock options were granted on May 25, 2011. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.

(6)	These stock options were granted on December 20, 2011. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(7)	These stock options were granted on June 27, 2012. These options will vest as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and 1/36th of the remaining shares subject to the option will vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(8)	These stock options were granted on May 25, 2011. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the hire date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(9)	These stock options were granted on October 7, 2009. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the hire date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(10)	These stock options were granted on July 1, 2009. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the date of Dr. Goldberg’s appointment to the Private Synageva Board of Directors and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(11)	These stock options were granted on December 15, 2009. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(12)	These stock options were granted on September 22, 2011. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the hire date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(13)	These stock options were granted on October 4, 2012. These options will vest as to 25% of the total number of shares subject to the option on the first anniversary of the hire date and 1/36th of the remaining shares subject to the option will vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2012

The following table shows exercises of stock options and restricted stock vesting for the year ended December 31, 2012, for each of the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Sanj K. Patel	300,000	$12,842,083
Carsten Boess	56,254	$2,252,969
Anthony G. Quinn	10,000	$491,379
Mark Goldberg	—	$—
Glen Williams	—	$—

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of the exercise.

Retirement Benefits

We do not have any qualified or non-qualified defined benefit plans that apply to our named executive officers. We offer a tax-qualified retirement plan (the “401(k) Plan”) to eligible employees. The 401(k) Plan permits eligible employees to defer up to 90% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended. Following a 6-month waiting period for eligibility, the employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. In any plan year, we will contribute to each participant a matching contribution equal to 100% of the first 3% of the participant’s compensation that he or she has contributed to the plan and 50% of the next 2% of the participant’s compensation that he or she has contributed to the plan.

Other Elements of Compensation and Perquisites

In order to attract, retain and pay market levels of compensation, we provide our executive officers and other employees the following benefits and perquisites:

Life and Disability Insurance

We provide each named executive officer disability and/or life insurance that we may from time to time make available to other executive employees of the same level of employment.

Other

We make available certain other perquisites or fringe benefits to all eligible employees, including our named executive officers, such as professional society dues, cell phones and food and recreational fees incidental to official company functions, including board meetings.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to our named executive officers in the event of a termination of employment or a change of control. See “Potential Payments Upon Termination or Change of Control” below for a description of the severance and change in control arrangements for Mr. Patel, Mr. Boess, Dr. Quinn, Dr. Goldberg and Mr. Williams. Each named executive officer would only be eligible to receive severance payments if such officer signed a general release of claims. The following tables summarize the potential payments to each named executive officer assuming that one of the events described in the table occurred. The tables assume that the relevant event occurred on December 31, 2012 and, in calculating the amounts due to the executive in connection with such event, use the closing price of a share of our common stock, $46.29, on such date, and that all outstanding equity awards were assumed, substituted, or cashed out in the change of control. However, the executive’s employment was not terminated on December 31, 2012 under such agreement and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occur on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact.

	Cash Severance Payments		Acceleration of time-vesting Equity Awards (1)	Health and Welfare	Excise Tax Gross Up	Total Termination Benefits
Sanj K. Patel
• Death	$1,412,200	(2)	$7,560,493	$—	$—	$8,972,693
• Disability	$1,412,200	(2)	$7,560,493	$—	$—	$8,972,693
• Change in Control	$—		$—	$—	$—	$—
• Involuntary termination other than for cause	$1,412,200	(2)	$7,560,493	$—	$—	$8,972,693
• Involuntary termination after a change in control	$1,874,600	(3)	$10,538,246	$—	$—	$12,412,846

	Cash Severance Payments		Acceleration of time-vesting Equity Awards (1)	Health and Welfare	Excise Tax Gross Up	Total Termination Benefits
Carsten Boess
• Death	$262,500	(4)	$2,009,932	$—	$—	$2,272,432
• Disability	$262,500	(4)	$2,009,932	$—	$—	$2,272,432
• Change in Control	$—		$—	$—	$—	$—
• Involuntary termination other than for cause	$262,500	(4)	$2,009,932	$—	$—	$2,272,432
• Involuntary termination after a change in control	$366,500	(5)	$4,965,606	$—	$—	$5,332,106

	Cash Severance Payments		Acceleration of time-vesting Equity Awards (1)	Health and Welfare	Excise Tax Gross Up	Total Termination Benefits
Anthony G. Quinn
• Death	$365,446	(6)	$1,759,249	$—	$—	$2,124,695
• Disability	$365,446	(6)	$1,759,249	$—	$—	$2,124,695
• Change in Control	$—		$—	$—	$—	$—
• Involuntary termination other than for cause	$365,446	(6)	$1,759,249	$—	$—	$2,124,695
• Involuntary termination after a change in control	$381,946	(5)	$3,243,450	$—	$—	$3,625,396

	Cash Severance Payments		Acceleration of time-vesting Equity Awards (1)	Health and Welfare	Excise Tax Gross Up	Total Termination Benefits
Mark Goldberg
• Death	$365,000	(6)	$1,148,032	$—	$—	$1,513,032
• Disability	$365,000	(6)	$1,148,032	$—	$—	$1,513,032
• Change in Control	$—		$—	$—	$—	$—
• Involuntary termination other than for cause	$365,000	(6)	$1,148,032	$—	$—	$1,513,032
• Involuntary termination after a change in control	$381,500	(5)	$2,936,429	$—	$—	$3,317,929

	Cash Severance Payments		Acceleration of time-vesting Equity Awards (1)	Health and Welfare	Excise Tax Gross Up	Total Termination Benefits
Glen Williams
• Death	$210,000	(4)	$—	$—	$—	$210,000
• Disability	$210,000	(4)	$—	$—	$—	$210,000
• Change in Control	$—		$—	$—	$—	$—
• Involuntary termination other than for cause	$210,000	(4)	$—	$—	$—	$210,000
• Involuntary termination after a change in control	$296,500	(5)	$—	$—	$—	$296,500

(1)	Represents the pre-tax cash-out value of all stock options that would accelerate as a result of the event described in the table, based on a stock price of $46.29, which was the closing price of Synageva’s common stock on December 31, 2012. Amounts are based on the number of shares associated with each accelerated option multiplied by the difference between $46.29 and the exercise price of such option.
(2)	Represents the sum of (i) 18 months of base salary and annual target bonus as in effect on December 31, 2012 and (ii) a one-time bonus of $25,000, both of which would be paid in a lump sum. The executive is also entitled to receive a lump-sum pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2012 bonus had been earned by the executive on December 31, 2012, without regard to his employment termination.
(3)	Represents the sum of (i) 24 months of base salary and annual target bonus as in effect on December 31, 2012 and (ii) a one-time bonus of $25,000, both of which would be paid in a lump sum. The executive is also entitled to receive a lump-sum pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2012 bonus had been earned by the executive on December 31, 2012, without regard to his employment termination.
(4)	Represents 9 months of base salary as in effect on December 31, 2012 that would be paid in a lump sum. The executive is also entitled to receive a lump-sum pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2012 bonus had been earned by the executive on December 31, 2012, without regard to his employment termination.
(5)	Represents the sum of (i) 12 months of base salary as in effect on December 31, 2012 and (ii) a one-time bonus of $16,500, both of which would be paid in a lump sum. The executive is also entitled to receive a lump-sum bonus, equal to his annual target bonus, for the year of termination. This amount is not included in the table because the full 2012 bonus had been earned by the executive on December 31, 2012, without regard to his employment termination.
(6)	Represents 12 months of base salary as in effect on December 31, 2012. The executive is also entitled to receive a lump-sum pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2012 bonus had been earned by the executive on December 31, 2012, without regard to his employment termination.

Sanj K. Patel

If Synageva terminates Mr. Patel’s employment without “cause” or he terminates his employment for “good reason,” as each term is defined above under “Summary Compensation Table—Chief Executive Officer’s Employment Agreement,” Synageva will accelerate the vesting of all unvested equity awards then held by Mr. Patel by 18 months and Mr. Patel will receive cash severance equal to (i) 18 months of his base salary plus 1.5x his target annual cash bonus, payable in lump-sum; (ii) a pro-rata share of his target annual cash bonus for the year in which the termination occurs and (iii) a one-time bonus of $25,000. If Synageva or Mr. Patel, as applicable, terminates Mr. Patel’s employment without cause or for good reason during the 12 months following a change of control, as defined in the agreement, Synageva will fully accelerate the vesting of all unvested equity awards then held by Mr. Patel by 18 months and fully vest all awards that were assumed or substituted in the change of control, and Mr. Patel will receive cash severance payable in a lump sum equal to (i) 24 months of his base salary plus his target annual cash bonus; (ii) a pro-rata share of his target annual cash bonus for the year in which the termination occurs and (iii) a one-time bonus of $25,000.

Carsten Boess

If Synageva terminates Mr. Boess’ employment without cause (as defined above under “Summary Compensation Table—Executive Employment Agreements with Carsten Boess, Anthony G. Quinn, Mark Goldberg and Glen Williams”), Synageva will accelerate the vesting of all unvested equity awards then held by Mr. Boess by 12 months and Mr. Boess will receive lump sum severance equal to (i) 9 months of his base salary and (ii) a pro-rata share of his target annual cash bonus for the year in which the termination occurs. If Synageva terminates Mr. Boess without cause during the 12 months following a change of control, as defined in the agreement, Synageva will accelerate the vesting of all unvested equity awards then held by Mr. Boess by 12 months and fully vest all awards that were assumed or substituted in the change of control, and Mr. Boess will receive lump-sum cash severance equal to (i) 12 months of his base salary; (ii) his target annual cash bonus for the year in which the termination occurs and (iii) a one-time bonus of $16,500.

Anthony G. Quinn

If Synageva terminates Dr. Quinn’s employment without cause (as defined above under “Summary Compensation Table—Executive Employment Agreements with Carsten Boess, Anthony G. Quinn, Mark Goldberg and Glen Williams”), Synageva will accelerate the vesting of all unvested equity awards held by Dr. Quinn by 12 months and Dr. Quinn will receive lump-sum cash severance equal to (i) 12 months of his base salary and (ii) a pro-rata share of his target annual cash bonus for the year in which the termination occurs. If Synageva terminates Dr. Quinn without cause during the 12 months following a change of control, as defined in the agreement, Synageva will accelerate the vesting of all unvested equity then held by Dr. Quinn by 12 months and fully vest all awards that were assumed or substituted in the change of control, and Dr. Quinn will receive lump-sum cash severance equal to (i) 12 months of his base salary; (ii) his target annual cash bonus for the year in which the termination occurs and (iii) a one-time bonus of $16,500.

Mark Goldberg

If Synageva terminates Dr. Goldberg’s employment without cause (as defined above under “Summary Compensation Table—Executive Employment Agreements with Carsten Boess, Anthony G. Quinn, Mark Goldberg and Glen Williams”), Synageva will accelerate the vesting of all unvested equity awards held by Dr. Goldberg by 12 months and Dr. Goldberg will receive lump-sum cash severance equal to (i) 12 months of his base salary and (ii) a pro-rata share of his target annual cash bonus for the year in which the termination occurs. If Synageva terminates Dr. Goldberg without cause during the 12 months following a change of control, as defined in the agreement, Synageva will accelerate the vesting of all unvested equity then held by Dr. Goldberg by 12 months and fully vest all awards that were assumed or substituted in the change of control, and Dr. Goldberg will receive lump-sum cash severance equal to (i) 12 months of his base salary; (ii) his target annual cash bonus for the year in which the termination occurs and (iii) a one-time bonus of $16,500.

Glen Williams

If Synageva terminates Mr. Williams’ employment without cause (as defined above under “Summary Compensation Table—Executive Employment Agreements with Carsten Boess, Anthony G. Quinn, Mark Goldberg and Glen Williams”), Synageva will accelerate the vesting of all unvested equity awards then held by Mr. Williams by 12 months and Mr. Williams will receive lump sum severance equal to (i) 9 months of his base salary and (ii) a pro-rata share of his target annual cash bonus for the year in which the termination occurs. If Synageva terminates Mr. Williams without cause during the 12 months following a change of control, as defined in the agreement, Synageva will accelerate the vesting of all unvested equity awards then held by Mr. Williams by 12 months and fully vest all awards that were assumed or substituted in the change of control, and Mr. Williams will receive lump-sum cash severance equal to (i) 12 months of his base salary; (ii) his target annual cash bonus for the year in which the termination occurs and (iii) a one-time bonus of $16,500.

DIRECTOR COMPENSATION FOR FISCAL 2012

The following table sets forth cash compensation and the value of stock options awards granted to our non-management directors for their service in 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Srini Akkaraju, M.D., Ph.D.(4)	20,000	—	—	20,000
Felix J. Baker, Ph.D.	58,333	144,750	—	203,083
Stephen R. Biggar, M.D., Ph.D.	32,667	144,750	—	177,417
Stephen R. Davis	39,667	144,750	—	184,417
Thomas R. Malley	47,500	144,750	—	192,250
Barry Quart, Pharm.D.	33,833	144,750	—	178,583
Robyn Samuels(4)	16,667	—	—	16,667
Thomas J. Tisch	12,500	289,500	—	302,000
Peter Wirth	15,000	289,500	—	304,500

(1)	Represents retainer fees paid for services as a director during the fiscal year ended December 31, 2012.
(2)	See Note 2 and Note 10 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 for details as to the assumptions used to determine the fair value of the awards during the year ended December 31, 2012. See also our discussions of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.”
(3)	Represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. The following directors held the following number of stock option awards as of December 31, 2012: Baker, 44,500; Biggar, 22,500; Davis, 38,500: Malley, 29,926; Quart, 37,750; Tisch, 15,000; Wirth, 15,000.
(4)	Dr. Akkaraju and Ms. Samuels did not continue as directors following the June 27, 2012 Annual Meeting.

Director Compensation

We reimburse our directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board of Directors. Management directors do not receive additional compensation in connection with their board service or attendance at meetings. In December 2011, our Board of Directors adopted the following policy for compensation of the non-management members of our Board:

Non-Management Chairman Annual Retainer	$35,000
Non-Management Directors’ Annual Retainer	$25,000

Committee Member’s Additional Annual Fees
Audit Committee Chairman	$15,000
Audit Committee Member	$5,000
Compensation Committee Chairman	$10,000
Compensation Committee Member	$4,000
Nomination and Governance Committee Chairman	$5,000
Nomination and Governance Committee Member	$3,000

Non-Management Directors’ Stock Options
Director Initial Grant	15,000
Director Annual Grant	7,500

Initial stock option awards vest monthly over the three years following the grant date, subject to such director’s continued service on the board of directors. Annual stock option awards to non-management directors vest monthly over the year following the grant date, subject to the non-employee director’s continued service on the board of directors.

Certain Relationships and Related Party Transactions

There are no currently proposed related party transactions and there have been no related party transactions during fiscal year 2012.

The Audit Committee, as outlined in our Audit Committee Charter, reviews and approves transactions between us and a related party, such as our directors, officers, holders of more than 5% of our voting securities and their affiliates, the immediate family members of any of the foregoing persons and any other persons whom the Board of Directors determined may be considered a related party. Prior to Audit Committee consideration of a transaction with a related party, the material facts as to the related party’s relationship or interest in the transaction are disclosed to the Audit Committee, and the transaction is not considered approved by the Audit Committee unless a majority of the directors who are not interested in the transaction approve the transaction. In determining whether to approve or ratify a related party transaction, the non-interested directors take into account such factors as they deem appropriate, which include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Please see “Executive Compensation—Summary Compensation Table,” “Executive Compensation—Director Compensation” for information regarding compensation of our executive officers and directors.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed Synageva’s audited financial statements for the year ended December 31, 2012 with management and the Board of Directors and discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm during the year ended December 31, 2012, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent account’s communication with the audit committee concerning independence. The Audit Committee also discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Based on the above mentioned review and discussion with management and the independent auditors, the Audit Committee recommended to the Board of Directors that Synageva’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Synageva specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Audit Committee

Thomas R. Malley, Chairman

Stephen R. Davis

Peter Wirth

Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

Fees

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP to the Company after the Merger and Private Synageva for the following services during the years ended December 31, 2012 and 2011:

Fees	Year Ended December 31, 2012	Year Ended December 31, 2011
Audit fees(1)	$652,023	$605,000
Audit-related fees(2)	—	—
Tax fees(3)	98,500	124,500
All other fees(4)	6,800	31,819

	$757,323	$761,319

(1)	Audit fees include fees billed and expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements included in its Form 10-K, the review of the Company’s financial statements included in its Forms 10-Q, as well as services related to other SEC filings.
(2)	Synageva did not use PricewaterhouseCoopers LLP for such services during the years ended December 31, 2012 and 2011.
(3)	Tax services include assistance with tax compliance, tax returns and certain tax planning activities.
(4)	All other fees for the fiscal year 2012 include services to establish a Massachusetts securities corporation and fees for access to and usage of the PricewaterhouseCoopers accounting research database. For the fiscal year 2011 included services provided by PricewaterhouseCoopers LLP for activities related to the Merger.

Pre-Approval Policies and Procedures

It is the Audit Committee’s policy that it must pre-approve all audit and permissible non-audit services to be performed by Synageva’s independent auditors, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent auditors present a listing of all services they expect to perform for Synageva in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independent review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee’s judgment, will not impair the auditors’ independence. With respect to any additional services proposed to be performed by the independent auditors during the year, management will evaluate the impact on the independent auditor’s independence and obtain Audit Committee approval for such service.

Consistent with its pre-approval policy, the Audit Committee pre-approved all audit and permitted non-audit services performed by PricewaterhouseCoopers LLP during the years ended December 31, 2012 and 2011. The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining PricewaterhouseCoopers’ independence and has determined in their judgment that the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing stockholders with an advisory vote on executive compensation in accordance with Section 14A of the Exchange Act. As described in greater detail in the Compensation Discussion and Analysis section of this proxy, the primary objective of Synageva’s executive compensation policy is to attract and retain its key executives and motivate our executives to achieve short- and long-term objectives and success. The Compensation Committee approves and implements compensation programs based on the following stated philosophies:

•	Pay for performance and reward company and individual achievement;

•	Ensure compensation is competitive with the companies that compete with us for talent;

•	Maintain an appropriate balance between cash and equity incentives; and

•	Be fair and consistent.

The Compensation Committee and the Board of Directors believe that Synageva’s 2012 executive compensation was strongly aligned with our philosophy, objectives and company performance. We encourage stockholders to carefully review the Compensation Discussion and Analysis. The Compensation Discussion and Analysis describes Synageva ‘s executive compensation program and the considerations taken into account by the Compensation Committee and the Board of Directors with respect to the compensation paid to the named executive officers for 2012.

The Board of Directors is requesting that Synageva stockholders cast a non-binding, advisory, vote in favor of the following resolution:

RESOLVED, that the compensation paid to Synageva ‘s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative discussion, is hereby approved.

Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL

OF PROPOSAL NO. 2, ON AN ADVISORY BASIS.

PROPOSAL NO. 3—FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Proposal No. 3, we are asking stockholders to cast an advisory vote for its executive compensation program or a “say on pay” vote. In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders in this Proposal No. 3 to cast a non-binding, advisory vote on how frequently to hold the say on pay votes in the future. A stockholder has the option to vote for one of the following choices: to hold the advisory vote on executive compensation every year, every two years, or every three years. Your proxy or voting instruction card allows you to choose the frequency you prefer.

The Compensation Committee and the Board of Directors believes that an advisory vote every year will allow the Compensation Committee and the Board of Directors to regularly assess stockholder perspectives concerning our executive compensation practices. Accordingly, the Board of Directors recommends to the stockholders an annual frequency for say-on-pay votes.

The frequency selected by the highest number of votes cast will be the recommendation of the stockholders. Although the vote is advisory and not binding, the Board of Directors intends to carefully consider the results of the vote when making future decisions about the frequency for holding an advisory vote on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF HOLDING FUTURE STOCKHOLDER ADVISORY VOTES ON EXECTUIVE COMPENSATION EVERY YEAR, ON AN ADVISORY BASIS.

PROPOSAL NO. 4—APPROVAL TO AMEND THE 2005 STOCK PLAN

On March 14, 2013, the Board of Directors adopted an amendment to Synageva’s 2005 Stock Plan (the “2005 Stock Plan”), which increased the number of shares of common stock available for issuance under the 2005 Stock Plan by 1,500,000 shares (which total number is subject to adjustment in the event of stock splits and other similar events). The Board of Directors adopted further amendments to the 2005 Stock Plan on April 8, 2013, which removed certain provisions of the plan, including the power of the plan administrator to implement an option repricing program, a requirement that shares used to satisfy an award’s exercise price or tax withholding would be returned to the authorized share pool and available for issuance pursuant to new awards, the ability of a participant to use a note to pay an award’s exercise price, and the power of the plan administrator to buy out a participant’s options for cash or shares. The amended 2005 Stock Plan, as approved by the Board of Directors on April 8, 2013, is attached to this Proxy Statement as Appendix A. The Board of Directors believes that the removal of these provisions is consistent with principles of good corporate governance. If our stockholders approve the amendment to our 2005 Stock Plan, the authorized number of shares available for issuance under the 2005 Stock Plan will be 4,928,715. The maximum number of shares that may be issued under the 2005 Stock Plan, excluding shares already issued of 1,042,141, would be increased to 3,886,574. Shares subject to outstanding awards under the 2005 Stock Plan total 2,009,024 as of March 31, 2013. As of March 31, 2013 the equity overhang, or the percentage of outstanding shares (plus shares that could be issued pursuant to the 2005 Stock Plan) represented by all stock awards granted plus those available for future grant under the 2005 Stock Plan, was 8.3%. The equity overhang from all stock incentives granted and available would be 12.7% assuming approval of the amendment to the 2005 Stock Plan. Equity overhang was calculated in each instance above as all shares issuable upon exercise of outstanding options plus shares available for future grant divided by (a) common shares outstanding plus (b) shares in the numerator

The amendment to the 2005 Stock Plan is being submitted for your approval at the meeting in order to ensure favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Internal Revenue Code of 1986 (the “Code”). Approval by our stockholders of the amendment to the 2005 Stock Plan is also required by the NASDAQ Stock Market Listing Standards. Our Board of Directors believes that the continued growth and success of Synageva depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating key employees with experience and ability. Our Board of Directors believes that the approval of our 2005 Stock Plan as amended is necessary to provide us with a sufficient number of shares to attract, retain and motivate employees, directors and consultants and the removal of certain provisions promotes the interests of our stockholders by aligning our plan more closely with principles of good corporate governance. Upon a review of the remaining shares available for grant under the 2005 Stock Plan and the historic rates of equity award issuances, the Board decided to approve the proposed share increase under the 2005 Stock Plan of 1,500,000 shares. Assuming that there are no significant unanticipated changes, the proposed share increase should assure that a sufficient reserve of common stock remains available under the 2005 Stock Plan to allow us to continue to provide long-term equity incentives to our employees in a manner consistent with our compensation program and objectives over at least the next year.

The other material features of the 2005 Stock Plan as amended generally remain the same as under the terms of the 2005 Stock Plan previously approved by our stockholders and are described below. The following summary is qualified in its entirety by reference to our 2005 Stock Plan as amended as set forth in Appendix A.

Material Features of our 2005 Stock Plan

Administration. The 2005 Stock Plan is administered by our Board of Directors (or the Compensation Committee or any other committee so designated by the Board of Directors) (any such administrator is referred to in this summary as the “Administrator”). The Administrator has the authority to determine the fair market value of our common stock in accordance with the requirements of the 2005 Stock Plan, the individuals to whom awards will be granted under the 2005 Stock Plan, the types of awards to be granted, the number of shares of our common stock covered by an award, and the terms and conditions of awards and award agreements evidencing awards.

Eligibility. Employees, consultants, and directors of the Company (and its subsidiaries and affiliates) are eligible to receive awards under the 2005 Stock Plan. As of April 1, 2013, 5 named executive officers, 7 non-employee directors, and approximately 113 non-executive-officer employees were eligible to receive awards under the 2005 Stock Plan. As of April 1, 2013, the market price of a share of our common stock as reported on the Nasdaq Global Market was $53.82.

Shares Available for Issuance. Subject to the 2005 Stock Plan’s adjustment provisions, the maximum number of shares of our common stock that would be available for issuance, if the amendments were approved by shareholders, is 4,928,715 shares. The shares underlying any award that expires, becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an option exchange program, any shares that are retained by the Company to satisfy the exercise or purchase price of an award or to satisfy any withholding taxes, and any shares repurchased by the Company pursuant to any repurchase right it may have will again be available for awards under the 2005 Stock Plan.

Types of Awards. Incentive stock options (“ISOs”) (which are subject to special tax treatment as described below), non-incentive stock options (“NSOs”), and stock purchase rights may be granted under the 2005 Stock Plan. ISOs may only be granted to employees and may not be granted to directors or consultants. Options give the holder the right to purchase shares of our common stock within a specified period of time at a specified exercise price. The Administrator may also award stock purchase rights, which offer the holder the opportunity to purchase shares of our common stock at not less than 85% of the fair market value on the offer date subject to any terms, conditions, and restrictions as the Administrator may determine.

Adjustment. In the event of any stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of our common stock, the Administrator may adjust the number of shares of our common stock covered by an award and the award’s exercise price, whose determination shall be final and binding.

Change of Control. In the event of a corporate transaction, including a change of control, (as each term is defined in the 2005 Stock Plan), unless otherwise determined by the Board of Directors or provided in an option award agreement, each outstanding option or stock purchase right that is not assumed or substituted with an equivalent right by the successor corporation or a parent or subsidiary of the successor corporation will terminate upon the consummation of the transaction.

Amendment/Termination. Unless earlier terminated, the 2005 Stock Plan will terminate on the tenth anniversary tenth anniversary of the date on which the Board of Directors originally approved the 2005 Stock Plan. The Board of Directors may amend, alter, or discontinue the 2005 Stock Plan at any time, provided that no such action may materially and adversely affect outstanding options or stock purchase rights without the holder’s written consent. Amendments to the 2005 Stock Plan will be conditioned on stockholder approval to the extent such approval is required by law.

Federal Income Tax Consequences Relating to the 2005 Stock Plan

The following discussion summarizes certain material federal income tax consequences associated with the grant and exercise of stock options under the 2005 Stock Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 2005 Stock Plan, nor does it cover state, local or non-U.S. taxes.

ISOs. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, in the case of a NSO, the optionee has no taxable income at the time of grant but realizes income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Upon a subsequent sale or exchange of the shares, any gain or loss recognized in the sale or exchange is treated as a capital gain or loss (long-term or short-term depending on the applicable holding period) for which the Company is not entitled to a deduction.

In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Under the so-called “golden parachute” provisions of the Code, the vesting or accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the 2005 Stock Plan may be subject to an additional 20% federal tax and may not be deductible to the Company.

Awards under the 2005 Stock Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF SYNAGEVA AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013. The Board of Directors has directed that the selection of the independent registered public accounting firm be submitted for ratification by the stockholders at the Annual Meeting. If a quorum is present, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm will require approval by a majority of the votes cast in person or by proxy at the Annual Meeting. Stockholder ratification of the appointment is not required by law or otherwise. The Board of Directors is submitting this matter to stockholders for ratification because it believes it to be a good corporate practice.

Prior to the Merger, Ernst & Young LLP served as the independent registered public accounting firm for Trimeris. Shortly after completing the Merger, we engaged PricewaterhouseCoopers LLP to be our independent registered public accounting firm. PricewaterhouseCoopers LLP, who previously served as Private Synageva’s independent registered public accounting firm, audited Private Synageva’s consolidated financial statements since the year ended December 31, 2009.

If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm, but may still retain it. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests and that of the Company’s stockholders. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF SYNAGEVA AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

STOCKHOLDER PROPOSALS

A stockholder who wants us to include a proposal in our proxy statement and form of proxy for presentation at next year’s annual meeting of stockholders, must submit the proposal to us no later than December 17, 2013. Attention: Secretary, at our principal executive offices. A shareholder who intends to present a proposal at the Company’s next annual meeting of stockholders without inclusion in the proxy materials for that meeting or who wishes to nominate a director for the 2014 annual meeting must provide written notice of the proposal to us no earlier than March 8, 2014 and no later than April 9, 2014. The notice must include the information and must be given in a manner and required by our by-laws.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Synageva and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Synageva that they or Synageva will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or Synageva if you hold shares directly in your name. You can notify Synageva by sending a written request to Secretary, Synageva BioPharma Corp., 128 Spring St., Suite 520, Lexington, MA 02421 or by calling (781) 357-9900.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope. If you need directions to the meeting, please call Synageva’s Investor Relations at (781) 357-9900.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDING DECEMBER 31, 2012 WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: SYNAGEVA BIOPHARMA CORP., 128 SPRING ST., SUITE 520, LEXINGTON, MA 02421, ATTN: INVESTOR RELATIONS OR BY CALLING (781) 357-9900.

Appendix A

SYNAGEVA BIOPHARMA CORP.

(f/k/a AviGenics, Inc.)

2005 STOCK PLAN

1. Purposes of the Plan. The purposes of this 2005 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of an option and subject to the applicable provisions of Section 422 of the Code and the regulations and interpretations promulgated thereunder. Stock purchase rights may also be granted under the Plan.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or its Committee appointed pursuant to Section 4 of the Plan.

(b) “Affiliate” means an entity other than a Subsidiary (as defined below) which, together with the Company, is under common control of a third person or entity.

(c) “Applicable Laws” means the legal requirements relating to the administration of stock option and restricted stock purchase plans, including under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any Stock Exchange rules or regulations and the applicable laws, rules and regulations of any other country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” for termination of a Participant’s Continuous Service Status will exist if the Participant is terminated by the Company for any of the following reasons: (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 5(d) below, and the term “Company” will be interpreted to include any Subsidiary, Parent or Affiliate, as appropriate.

(f) “Change of Control” means (1) a sale of all or substantially all of the Company’s assets, or (2) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (3) the direct or indirect acquisition

(including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) on account of the acquisition of shares of voting capital stock by any institutional investor or any affiliate thereof or any other person, or persons acting as a group, that acquires the Company’s shares of voting capital stock in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (B) solely because the level of ownership held by any institutional investor or any affiliate thereof or any other person, or persons acting as a group (the “Subject Person”), exceeds the designated percentage threshold of the outstanding shares of voting capital stock as a result of a repurchase or other acquisition of shares of voting capital stock by the Company reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operating of this sentence) as a result of the acquisition of shares of voting capital stock by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional shares of voting capital stock that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding shares of voting capital stock owned by such Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4 below.

(i) “Common Stock” means the Common Stock of the Company.

(j) “Company” means Synageva BioPharma Corp., a Delaware corporation.

(k) “Consultant” means any person, including an advisor, who is engaged by the Company or any Parent, Subsidiary or Affiliate to render services and is compensated for such services, and any director of the Company whether compensated for such services or not.

(l) “Continuous Service Status” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Service Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Parents, Subsidiaries, Affiliates or their respective successors. A change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption of Continuous Service Status.

(m) “Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, or the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company.

(n) “Director” means a member of the Board.

(o) “Employee” means any person employed by the Company or any Parent, Subsidiary or Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Administrator in its discretion, subject to any requirements of the Code or the Applicable Laws. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means, as of any date, the fair market value of the Common Stock, as determined by the Administrator in good faith on such basis as it deems appropriate and applied consistently with respect to Participants. Whenever possible, the determination of Fair Market Value shall be based upon the closing price for the Shares as reported in the Wall Street Journal for the applicable date.

(r) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Option Agreement.

(t) “Listed Security” means any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(u) “Named Executive” means any individual who, on the last day of the Company’s fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four most highly compensated officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

(v) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Option Agreement.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Option Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of an Option granted under the Plan and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

(y) “Optioned Stock” means the Common Stock subject to an Option.

(z) “Optionee” means an Employee or Consultant who receives an Option.

(aa) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code, or any successor provision.

(bb) “Participant” means any holder of one or more Options or Stock Purchase Rights, or the Shares issuable or issued upon exercise of such awards, under the Plan.

(cc) “Plan” means this 2005 Stock Plan.

(dd) “Reporting Person” means an officer, Director, or greater than ten percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

(ee) “Restricted Stock” means Shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 10 below.

(ff) “Restricted Stock Purchase Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of a Stock Purchase Right granted under the Plan and includes any documents attached to such agreement.

(gg) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

(hh) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(ii) “Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

(jj) “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 10 below.

(kk) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

(ll) “Ten Percent Holder” means a person who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary.

3. Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be sold under the Plan is 2,538,382 Shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock. If an award should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. Notwithstanding the foregoing, any Shares of Common Stock which are retained by the Company upon exercise of an award in order to satisfy the exercise or purchase price for such award or any withholding taxes due with respect to such exercise or purchase shall be treated as issued and shall not when received by the Company continue to be available under the Plan. Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right which the Company may have shall be available for future grant under the Plan.

4. Administration of the Plan.

(a) General. The Plan shall be administered by the Board or a Committee, or a combination thereof, as determined by the Board. The Plan may be administered by different administrative bodies with respect to different classes of Participants and, if permitted by the Applicable Laws, the Board may authorize one or more officers to make awards under the Plan.

(b) Committee Composition. If a Committee has been appointed pursuant to this Section 4, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws and, in the case of a Committee administering the Plan in accordance with the requirements of Rule 16b-3 or Section 162(m) of the Code, to the extent permitted or required by such provisions. The Committee shall in all events conform to any requirements of the Applicable Laws.

(c) Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(q) of the Plan, provided that such determination shall be applied consistently with respect to Participants under the Plan;

(ii) to select the Employees and Consultants to whom Plan awards may from time to time be granted;

(iii) to determine whether and to what extent Plan awards are granted;

(iv) to determine the number of Shares of Common Stock to be covered by each award granted;

(v) to approve the form(s) of agreement(s) used under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, which terms and conditions include but are not limited to the exercise or purchase price, the time or times when awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, any pro rata adjustment to vesting as a result of a Participant’s transitioning from full- to part-time service (or vice versa), and any restriction or limitation regarding any Option, Optioned Stock, Stock Purchase Right or Restricted Stock, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to determine whether and under what circumstances an Option may be settled in cash under Section 8(b) instead of Common Stock;

(viii) to adjust the vesting of an Option held by an Employee or Consultant as a result of a change in the terms or conditions under which such person is providing services to the Company;

(ix) to construe and interpret the terms of the Plan and awards granted under the Plan, which constructions, interpretations and decisions shall be final and binding on all Participants; and

(x) in order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Options or Stock Purchase Rights to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.

5. Eligibility.

(a) Recipients of Grants. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees, provided that Employees of Affiliates shall not be eligible to receive Incentive Stock Options.

(b) Type of Option. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

(c) ISO $100,000 Limitation. Notwithstanding any designation under Section 5(b), to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(c), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.

(d) No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of an employment or consulting relationship with the Company, nor shall it interfere in any way with such Participant’s right or the Company’s right to terminate the employment or consulting relationship at any time for any reason.

6. Term of Plan. The Plan shall become effective upon its adoption by the Board of Directors. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 15 of the Plan.

7. Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided that the term shall be no more than ten years from the date of grant thereof or such shorter term as may be provided in the Option Agreement and provided further that, in the case of an Incentive Stock Option granted to a person who at the time of such grant is a Ten Percent Holder, the term of the Option shall be five years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

8. Option Exercise Price and Consideration.

(a) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator and set forth in the Option Agreement, but shall be subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; or

(B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option

(A) granted on any date on which the Common Stock is not a Listed Security to a person who is at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant if required by the Applicable Laws and, if not so required, shall be such price as is determined by the Administrator;

(B) granted on any date on which the Common Stock is not a Listed Security to any other eligible person, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant if required by the Applicable Laws and, if not so required, shall be such price as is determined by the Administrator; or

(C) granted on any date on which the Common Stock is a Listed Security to any eligible person, the per share Exercise Price shall be such price as determined by the Administrator provided that, the per share Exercise Price shall be no less than 100% of the Fair Market Value on the date of grant.

(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

(b) Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash; (2) check; (3) cancellation of indebtedness; (4) other Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised, provided that in the case of Shares acquired, directly or indirectly, from the Company, such Shares must have been owned by the Optionee for more than six months on the date of surrender (or such other period as may be required to avoid the Company’s incurring an adverse accounting charge); (5) if, as of the date of exercise of an Option the Company then is permitting employees to engage in a “same-day sale” cashless brokered exercise program involving one or more brokers, through such a program that complies with the Applicable Laws (including without limitation the requirements of Regulation T and other applicable regulations promulgated by the Federal Reserve Board) and that ensures prompt delivery to the Company of the amount required to pay the exercise price and any applicable withholding taxes; or (6) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Administrator may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

9. Exercise of Option.

(a) General.

(i) Exercisability. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, consistent with the term of the Plan and reflected in the Option Agreement, including vesting requirements and/or performance criteria with respect to the Company and/or the Optionee; provided however that, if required under the Applicable Laws, the Option (or Shares issued upon exercise of the Option) shall comply with the requirements of Section 260.140.41(f) and (k) of the Rules of the California Corporations Commissioner.

(ii) Leave of Absence. The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such unpaid leave (unless otherwise required by the Applicable Laws). In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(iii) Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Administrator may require that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent an Optionee from exercising the full number of Shares as to which the Option is then exercisable.

(iv) Procedures for and Results of Exercise. An Option shall be deemed exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 8(b) of the Plan, provided that the Administrator may, in its sole discretion, refuse to accept any form of consideration at the time of any Option exercise.

Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(v) Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan.

(b) Termination of Employment or Consulting Relationship. Except as otherwise set forth in this Section 9(b), the Administrator shall establish and set forth in the applicable Option Agreement the terms and conditions upon which an Option shall remain exercisable, if at all, following termination of an Optionee’s Continuous Service Status, which provisions may be waived or modified by the Administrator at any time. Unless the Administrator otherwise provides in the Option Agreement, to the extent that the Optionee is not vested in Optioned Stock at the date of termination of his or her Continuous Service Status, or if the Optionee (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Option Agreement or below (as applicable), the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan. In no event may any Option be exercised after the expiration of the Option term as set forth in the Option Agreement (and subject to Section 7).

The following provisions (1) shall apply to the extent an Option Agreement does not specify the terms and conditions upon which an Option shall terminate upon termination of an Optionee’s Continuous Service Status, and (2) establish the minimum post-termination exercise periods that may be set forth in an Option Agreement:

(i) Termination other than Upon Disability or Death. In the event of termination of Optionee’s Continuous Service Status other than under the circumstances set forth in subsections (ii) through (iv) below, such Optionee may exercise an Option for 30 days following such termination to the extent the Optionee was vested in the Optioned Stock as of the date of such termination. No termination shall be deemed to occur and this Section 9(b)(i) shall not apply if (i) the Optionee is a Consultant who becomes an Employee, or (ii) the Optionee is an Employee who becomes a Consultant.

(ii) Disability of Optionee. In the event of termination of an Optionee’s Continuous Service Status as a result of his or her disability (including a disability within the meaning of Section 22(e)(3) of the Code), such Optionee may exercise an Option at any time within six months following such termination to the extent the Optionee was vested in the Optioned Stock as of the date of such termination.

(iii) Death of Optionee. In the event of the death of an Optionee during the period of Continuous Service Status since the date of grant of the Option, or within thirty days following termination of Optionee’s Continuous Service Status, the Option may be exercised by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance at any time within twelve months following the date of death, but only to the extent the Optionee was vested in the Optioned Stock as of the date of death or, if earlier, the date the Optionee’s Continuous Service Status terminated.

(iv) Termination for Cause. In the event of termination of an Optionee’s Continuous Service Status for Cause, any Option (including any exercisable portion thereof) held by such Optionee shall immediately terminate in its entirety upon first notification to the Optionee of termination of the Optionee’s Continuous Service Status. If an Optionee’s employment or consulting relationship with the Company is suspended pending an investigation of whether the Optionee shall be terminated for Cause, all the Optionee’s rights under any Option likewise shall be suspended during the investigation period and the Optionee shall have no right to exercise any Option. This Section 9(b)(iv) shall apply with equal effect to vested Shares acquired upon exercise of an Option granted on any date on which the Common Stock is not a Listed Security to a person other than an officer, Director or Consultant, in that the Company shall have the right to repurchase such Shares from the Participant upon the following terms: (A) the repurchase is made within 90 days of termination of the Participant’s Continuous Service Status for Cause at the Fair Market Value of the Shares as of the date of termination, (B) consideration for the repurchase consists of cash or cancellation of purchase money indebtedness, and (C) the repurchase right terminates upon the effective date of the Company’s initial public offering of its Common Stock. With respect to vested Shares issued upon exercise of an Option granted to any officer, Director or Consultant, the Company’s right to repurchase such Shares upon termination of the Participant’s Continuous Service Status for Cause shall be made at the Participant’s original cost for the Shares and shall be effected pursuant to such terms and conditions, and at such time, as the Administrator shall determine. Nothing in this Section 9(b)(iv) shall in any way limit the Company’s right to purchase unvested Shares issued upon exercise of an Option as set forth in the applicable Option Agreement.

10. Stock Purchase Rights.

(a) Rights to Purchase. When the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer. In the case of a Stock Purchase Right granted prior to the date, if any, on which the Common Stock becomes a Listed Security and if required by the Applicable Laws at that time, the purchase price of Shares subject to such Stock Purchase Rights shall not be less than 85% of the Fair Market Value of the Shares as of the date of the offer, or, in the case of a Ten Percent Holder, the price shall not be less than 100% of the Fair Market Value of the Shares as of the date of the offer. If the Applicable Laws do not impose the requirements set forth in the preceding sentence and with respect to any Stock Purchase Rights granted after the date, if any, on which the Common Stock becomes a Listed Security, the purchase price of Shares subject to Stock Purchase Rights shall be as determined by the Administrator. The offer to purchase Shares subject to Stock Purchase Rights shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b) Repurchase Option.

(i) General. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason (including death or disability). Subject to any requirements of the Applicable Laws (including without limitation Section 260.140.42(h) of the Rules of the California Corporations Commissioner), the terms of the Company’s repurchase option (including without limitation the price at which, and the consideration for which, it may be exercised, and the events upon which it shall lapse) shall be as determined by the Administrator in its sole discretion and reflected in the Restricted Stock Purchase Agreement.

(ii) Leave of Absence. The Administrator shall have the discretion to determine whether and to what extent the lapsing of Company repurchase rights shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, such lapsing shall be tolled during any such unpaid leave (unless otherwise required by the Applicable Laws). In the event of military leave, the lapsing of Company repurchase rights shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given “vesting” credit with respect to Shares purchased pursuant to the Restricted Stock Purchase Agreement to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(iii) Termination for Cause. In the event of termination of a Participant’s Continuous Service Status for Cause, the Company shall have the right to repurchase from the Participant vested Shares issued upon exercise of a Stock Purchase Right granted to any person other than an officer, Director or Consultant prior to the date, if any, upon which the Common Stock becomes a Listed Security upon the following terms: (A) the repurchase must be made within 90 days of termination of the Participant’s Continuous Service Status for Cause at the Fair Market Value of the Shares as of the date of termination, (B) consideration for the repurchase consists of cash or cancellation of purchase money indebtedness, and (C) the repurchase right terminates upon the effective date of the Company’s initial public offering of its Common Stock. With respect to vested Shares issued upon exercise of a Stock Purchase Right granted to any officer, Director or Consultant, the Company’s right to repurchase such Shares upon termination of such Participant’s Continuous Service Status for Cause shall be made at the Participant’s original cost for the Shares and shall be effected pursuant to such terms and conditions, and at such time, as the Administrator shall determine. Nothing in this Section 10(b)(ii) shall in any way limit the Company’s right to purchase unvested Shares as set forth in the applicable Restricted Stock Purchase Agreement.

(c) Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Purchase Agreements need not be the same with respect to each purchaser.

(d) Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

11. Taxes.

(a) As a condition of the grant, vesting or exercise of an Option or Stock Purchase Right granted under the Plan, the Participant (or in the case of the Participant’s death, the person exercising the Option or Stock Purchase Right) shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with such grant, vesting or exercise of the Option or Stock Purchase Right or the issuance of Shares. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied. If the Administrator allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations under this Section 11 (whether pursuant to Section 11(c) or (d), or otherwise), the Administrator shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

(b) In the case of an Employee and in the absence of any other arrangement, the Employee shall be deemed to have directed the Company to withhold or collect from his or her compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of an exercise of the Option or Stock Purchase Right.

(c) This Section 11(c) shall apply only after the date, if any, upon which the Common Stock becomes a Listed Security. In the case of Participant other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under the Applicable Laws, the Participant shall be deemed to have elected to have the Company withhold from the Shares to be issued upon exercise of the Option or Stock Purchase Right that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) equal to the amount required to be withheld. For purposes of this Section 11, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Laws (the “Tax Date”).

(d) If permitted by the Administrator, in its discretion, a Participant may satisfy his or her tax withholding obligations upon exercise of an Option or Stock Purchase Right by surrendering to the Company Shares that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld. In the case of shares previously acquired from the Company that are surrendered under this Section 11(d), such Shares must have been owned by the Participant for more than six (6) months on the date of surrender (or such other period of time as is required for the Company to avoid adverse accounting charges).

(e) Any election or deemed election by a Participant to have Shares withheld to satisfy tax withholding obligations under Section 11(c) or (d) above shall be irrevocable as to the particular Shares as to which the election is made and shall be subject to the consent or disapproval of the Administrator. Any election by a Participant under Section 11(d) above must be made on or prior to the applicable Tax Date.

(f) In the event an election to have Shares withheld is made by a Participant and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Participant shall receive the full number of Shares with respect to which the Option or Stock Purchase Right is exercised but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

12. Non-Transferability of Options and Stock Purchase Rights.

(a) General. Except as set forth in this Section 12, Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by an Optionee will not constitute a transfer. An Option or Stock Purchase Right may be exercised, during the lifetime of the holder of an Option or Stock Purchase Right, only by such holder or a transferee permitted by this Section 12.

(b) Limited Transferability Rights. Notwithstanding anything else in this Section 12, the Administrator may in its discretion grant Nonstatutory Stock Options that may be transferred by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to “Immediate Family Members” (as defined below) of the Optionee. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests.

13. Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions.

(a) Changes in Capitalization. Subject to any action required under Applicable Laws by the stockholders of the Company, the number of Shares of Common Stock covered by each outstanding award, and the number of Shares of Common Stock that have been authorized for issuance under the Plan but as to which no awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an award, as well as the price per Share of Common Stock covered by each such outstanding award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an award.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Option and Stock Purchase Right will terminate immediately prior to the consummation of such action, unless otherwise determined by the Administrator.

(c) Corporate Transaction. In the event of a Corporate Transaction (including without limitation a Change of Control), unless otherwise determined by the Board of Directors or provided in the Option Agreement, each outstanding Option or Stock Purchase Right shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”), unless the Successor Corporation does not agree to assume the award or to substitute an equivalent option or right, in which case such Option or Stock Purchase Right shall terminate upon the consummation of the transaction.

For purposes of this Section 13(c), an Option or a Stock Purchase Right shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction or a Change of Control, as the case may be, each holder of an Option or Stock Purchase Right would be entitled to receive upon exercise of the award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares of Common Stock covered by the award at such time (after giving effect to any adjustments in the number of Shares covered by the Option or Stock Purchase Right as provided for in this Section 13); provided that if such consideration received in the transaction is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the award to be solely common stock of the Successor Corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

(d) Certain Distributions. In the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Administrator may, in its discretion, appropriately adjust the price per Share of Common Stock covered by each outstanding Option or Stock Purchase Right to reflect the effect of such distribution.

14. Time of Granting Options and Stock Purchase Rights. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other date as is determined by the Administrator, provided that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Optionee’s employment relationship with the Company. Notice of the determination shall be given to each Employee or Consultant to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

15. Amendment and Termination of the Plan.

(a) Authority to Amend or Terminate. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than an adjustment pursuant to Section 13 above) shall be made that would materially and adversely affect the rights of any Optionee or holder of Stock Purchase Rights under any outstanding grant, without his or her consent. In addition, to the extent necessary and desirable to comply with the Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) Effect of Amendment or Termination. Except as to amendments which the Administrator has the authority under the Plan to make unilaterally, no amendment or termination of the Plan shall materially and adversely affect Options or Stock Purchase Rights already granted, unless mutually agreed otherwise between the Optionee or holder of the Stock Purchase Rights and the Administrator, which agreement must be in writing and signed by the Optionee or holder and the Company.

16. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising the award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law. Shares issued upon exercise of awards granted prior to the date on which the Common Stock becomes a Listed Security shall be subject to a right of first refusal in favor of the Company pursuant to which the Participant will be required to offer Shares to the Company before selling or transferring them to any third party on such terms and subject to such conditions as is reflected in the applicable Option Agreement or Restricted Stock Purchase Agreement.

17. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18. Agreements. Options and Stock Purchase Rights shall be evidenced by Option Agreements and Restricted Stock Purchase Agreements, respectively, in such form(s) as the Administrator shall from time to time approve.

19. Stockholder Approval. If required by the Applicable Laws, continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under the Applicable Laws.

20. Information and Documents to Optionees and Purchasers. Prior to the date, if any, upon which the Common Stock becomes a Listed Security and if required by the Applicable Laws, the Company shall provide financial statements at least annually to each Optionee and to each individual who acquired Shares pursuant to the Plan, during the period such Optionee or purchaser has one or more Options or Stock Purchase Rights outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such individual owns such Shares. The Company shall not be required to provide such information if the issuance of Options or Stock Purchase Rights under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.

FORM OF PROXY CARD

SYNAGEVA BIOPHARMA CORP.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON JUNE 6, 2013.

The stockholder(s) hereby appoint Sanj K. Patel and Stephen Mahoney, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SYNAGEVA BIOPHARMA CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 4:30 PM EST on June 6, 2013, at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

1.	Proposal—Election of Directors—Nominees are:

Sanj K. Patel, Felix J. Baker, Stephen R. Biggar, Stephen R. Davis, Thomas R. Malley, Barry Quart, Thomas J. Tisch and Peter Wirth.

☐	FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appears(s) below):

☐	WITHHOLD AUTHORITY to vote for the listed nominees.

2.	Proposal No. 2—Approval of a non-binding advisory vote on compensation paid to Synageva’s named executive officers.

☐        FOR             ☐        AGAINST             ☐        ABSTAIN

2.	Proposal No. 3— Approval of a non-binding advisory vote on the frequency of future advisory votes on executive compensation.

☐        1 YEAR            ☐        2 YEARS            ☐        3 YEARS            ☐        ABSTAIN

3.	Proposal No. 4—Approval of the amendments to Synageva’s 2005 stock plan, including to increase the number of shares available for Issuance by 1,500,000 shares (subject to Adjustment is the event of stock splits and either similar events).

☐        FOR            ☐         AGAINST            ☐        ABSTAIN

4.	Proposal No. 5— Ratification of appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

☐        FOR             ☐        AGAINST             ☐        ABSTAIN

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Dated	,2013

Signature

Signature if held jointly

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.